SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 21, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of NetScout Systems, Inc. on Thursday, September 9, 2021 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886 (“Annual Meeting”).

At the Annual Meeting, you will be asked to:

1.	elect three Class I directors nominated by our Board of Directors;

2.	ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022;

3.	approve, on an advisory basis, the compensation of our named executive officers; and

4.	consider any other business properly brought before the meeting or any adjournment.

The accompanying proxy statement describes these matters in more detail.

It is important that your shares be voted regardless of whether or not you attend the meeting. Please follow the voting instructions on the Notice of Internet Availability of Proxy Materials that you received. If you received a proxy card or voting instruction form, please complete the proxy card or voting instruction form promptly. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone – please refer to your voting instruction form. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. We appreciate your cooperation.

Very truly yours,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To be held September 9, 2021

To the Stockholders of NetScout Systems, Inc.:

The 2021 Annual Meeting of Stockholders of NetScout Systems, Inc. (“Annual Meeting”) will be held on Thursday, September 9, 2021, at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, for the following purposes:

1.	To elect three Class I directors nominated by our Board of Directors, each to serve for a three-year term or until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022;

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our proxy statement, in accordance with Securities and Exchange Commission rules; and

4.	To consider any other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 14, 2021, the record date for determining stockholders entitled to vote at the Annual Meeting, will be entitled to vote at the meeting and any adjournments.

We are mailing our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy statement and our Annual Report to Stockholders for the fiscal year ended March 31, 2021 (the “2021 Annual Report”). Stockholders who have requested a paper copy of our proxy materials will continue to receive them by mail. The Notice contains instructions on how to access those documents over the internet and how to request a paper copy of our proxy statement, our 2021 Annual Report, and a form of proxy card or voting instruction card.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date, and return the proxy card mailed or made available to you or to vote over the telephone or the internet as instructed in these materials so that your shares can be voted at the Annual Meeting in accordance with your instructions. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by phone; please refer to your Notice. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with one of the foregoing methods.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on September 9, 2021. Our proxy statement and the 2021 Annual Report are available free of charge at www.edocumentview.com/NTCT.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 21, 2021

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 21, 2021

Questions and Answers about these Proxy Materials and Voting

What is the purpose of the Annual Meeting?

The purpose of the 2021 Annual Meeting of Stockholders of NetScout Systems, Inc., a Delaware corporation, or the Annual Meeting, is to:

•	elect three Class I directors nominated by our Board of Directors, or our Board, each to serve for a three-year term or until their successors are elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022;

•

approve, on an advisory basis, the compensation of our named executive officers, as defined and disclosed in this proxy statement in accordance with Securities and Exchange Commission, or SEC, rules, or our named executive officers; and

•	consider any other business properly brought before the Annual Meeting or any adjournment.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We intend to mail the Notice of Internet Availability of Proxy Materials, or the Notice, on or about July 21, 2021 to all stockholders of record as of the close of business on July 14, 2021, or the Record Date, who are entitled to vote at the Annual Meeting, and we will make available the proxy statement and form of proxy to such stockholders on such date. Unless the context suggests otherwise, references in this proxy statement to “NetScout,” the “Company, “we,” “us,” and “our” refer to NetScout Systems, Inc. and, where appropriate, its subsidiaries. The matters to be voted on at the Annual Meeting are set forth in the Notice of the Annual Meeting of Stockholders and further described below.

We are providing access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The proxy materials include the proxy statement, form of proxy, and our Annual Report to Stockholders for the fiscal year ended March 31, 2021, which contains financial statements for the fiscal year ended March 31, 2021.

You are invited to attend the Annual Meeting on Thursday, September 9, 2021 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the election of the three nominees to serve as Class I directors on our Board, each for a three-year term; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022, and “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

Will I receive any proxy materials by mail?

We may send you a proxy card, along with a second Notice by mail, before the Annual Meeting.

Who can vote?

Stockholders of record as of the close of business on the Record Date may vote. As of the Record Date, 74,084,227 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the internet, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers, and employees may also solicit proxies in person, electronically, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered a “stockholder of record” of those shares.

If your shares are held in an account at a bank, broker, or other intermediary, you are not a stockholder of record but instead are a “beneficial owner” or a “street name owner” of shares. In this case, the intermediary would be considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker, or other intermediary, which we collectively refer to as your “Broker,” to vote the shares held in your account.

How do I vote my shares?

You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” the proposal, or “ABSTAIN.”

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the phone, through the internet, or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern time on September 8, 2021 to be counted.

•

To vote through the internet, go to www.envisionreports.com/NTCT to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern time on September 8, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your Broker, you should have received a Notice containing voting instructions from your Broker rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker.

Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you bear costs associated with your internet access.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares held in street name and you do not instruct your Broker how to vote your shares, your Broker may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, Brokers that are subject to NYSE rules (which in this respect also apply to Nasdaq-listed companies and associated brokers) may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

Our Board named Anil K. Singhal and Jean Bua as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted “FOR” the election of the three Class I directors nominated by our Board, each to serve for a three-year term, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022, and “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers. Our Board knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting. If you are a stockholder of record, you may do so by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later-dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. Stockholders of record should deliver any written notice of revocation before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary. If you hold shares through a Broker, you must contact that Broker directly to revoke any prior voting instructions.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “FOR” or “WITHHOLD” and broker non-votes; and, with respect to the other proposals, votes “FOR” or “AGAINST,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the Broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the Broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 74,084,227 shares outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Annual Meeting to another place, date or time.

What vote is required to approve each proposal?

Proposal 1: Election of Directors: For the election of directors, subject to our Majority Vote Policy described in the “Corporate Governance Section” below, the three nominees to serve as Class I directors receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors (also known as a “plurality” of the votes cast) will be elected. Only votes “FOR” will affect the outcome. Withheld votes and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented by proxy and voting on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022. Abstentions and broker non-votes will not be counted towards the vote total and will have no effect on the results of this vote. However, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal. We are not required to obtain the approval of our stockholders to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.

Proposal 3: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted towards the vote total and will have no effect on the results of this vote.

When are stockholder proposals and director nominations for next year’s annual meeting due?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, Attention: Secretary and must be received by us no later than March 23, 2022. We suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If you wish to submit a proposal for next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our executive offices at 310 Littleton Road, Westford, Massachusetts 01886, Attention: Secretary, and such proposal or nomination must be received by us no earlier than the close of business of May 12, 2022 and no later than the close of business of June 11, 2022 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Directors and the Proposal of Other Business.” If the date of next year’s Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after the anniversary of the 2021 Annual Meeting, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by us. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth information regarding our continuing directors and the nominees standing for election at the Annual Meeting:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class
Nominees:
Alfred Grasso (2018)	Director	2024	I
Michael Szabados (2019)	Vice Chairman, Chief Operating Officer	2024	I
Vivian Vitale (2019)	Director	2024	I

Continuing Directors:
Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2022	II
John R. Egan (2000)	Lead Independent Director	2022	II
Robert E. Donahue (2013)	Director	2022	II

Joseph G. Hadzima, Jr. (1998)	Director	2023	III
Christopher Perretta (2014)	Director	2023	III
Susan L. Spradley (2018)	Director	2023	III

The Nominees for Class I Director are Messrs. Grasso and Szabados and Ms. Vitale

Messrs. Grasso and Szabados and Ms. Vitale are Class I directors whose current terms of service expire at the Annual Meeting and who are nominees for re-election for terms that will expire upon the election and qualification of directors at the annual meeting to be held in 2024. Mr. Grasso was previously elected by the stockholders in September 2018. Mr. Szabados and Ms. Vitale were appointed to the Board in February 2019 as Class I directors and stand for election this year. Regarding the appointments of Mr. Szabados and Ms. Vitale, our management and existing directors provided the Nominating and Corporate Governance committee with a slate of potential candidates for consideration, which included Mr. Szabados and Ms. Vitale. After reviewing the potential candidates, the Nominating and Corporate Governance Committee selected Mr. Szabados and Ms. Vitale from such slate, performed further evaluation of their particular experience, qualifications, attributes and skills, including Mr. Szabados’s knowledge of the company and the industry gained from his many years as a NetScout executive, and then recommended their appointment to the Board.

Continuing Directors

The Board is also composed of three Class II directors, Messrs. Singhal, Egan and Donahue, whose terms expire at the annual meeting to be held in 2022, and three Class III directors, Messrs. Hadzima and Perretta and Ms. Spradley, whose terms expire at the annual meeting to be held in 2023.

As of the Record Date, the size of the Board has been fixed at nine members. NetScout’s by-laws and certificate of incorporation divide the Board into three classes. The members of each class of directors serve for staggered three-year terms.

Proposal and Recommendation

Our Board has nominated and recommended that Messrs. Grasso and Szabados and Ms. Vitale be re-elected as Class I directors, to hold office until the annual meeting to be held in the year 2024 or until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board knows of no reason any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.

Vote Required

Directors are elected by a plurality of the votes cast by the stockholders entitled to vote at such election. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2022. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s appointment, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented and voting on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We encourage stockholders to review the Compensation Discussion and Analysis, or “CD&A,” included below. The CD&A provides additional details of our executive compensation program, including our compensation philosophy and objectives, the individual elements of our executive compensation program, and details on the administration of our executive compensation program. In addition, we have included the amounts of compensation of our Named Executive Officers for fiscal years 2019, 2020, and 2021 in the compensation tables below and in the related disclosures contained in this proxy statement.

At our 2017 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, every year. The Board adopted a policy to hold annual “say-on-pay” votes that is consistent with that preference. Therefore, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this proxy statement. At the 2020 Annual Meeting of Stockholders, or the 2020 Annual Meeting, our stockholders approved our say-on-pay proposal with 93.8% of the total votes cast voting in favor.

The Compensation Committee carefully considers the results of the advisory vote on our say-on-pay proposal in the context of its annual review of executive compensation and the on-going work of the Compensation Committee. Additionally, the Compensation Committee engages the services of an independent compensation consultant to review and make recommendations regarding various aspects of our compensation program.

The goal of our executive officer compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. In addition, our program is designed to align management’s interests with those of our stockholders and to motivate senior executives to increase our long-term growth and profitability. Our compensation philosophy has not significantly changed in recent years.

As described more fully in the CD&A, we continue to emphasize pay-for-performance and alignment of executive officer and stockholder interests. For example, as in the past, for the fiscal year ending March 31, 2022, our Named Executive Officers will not be eligible for their targeted annual incentive bonus unless a threshold profitability (non-GAAP earnings per share, or EPS) target is met. Further, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer (“CEO”), and the Board, with respect to the CEO, determined that one-third of the shares subject to the RSUs granted to our Named Executive Officers will be granted based on the achievement of corporate and individual performance goals in the prior fiscal year. Furthermore, our Board recently approved a new performance-based restricted stock unit program to further emphasize our pay-for-performance culture and align the long-term equity interests of our Named Executive Officers with those of our stockholders. Other points that underscore the continued alignment between stockholders’ interests and executive officer performance include, among other items:

•	no guaranteed annual incentive bonus;

•	limits, or caps, on annual incentive bonus;

•	no tax gross-ups;

•	prohibition of hedging and pledging of company stock for our directors, executive officers, and employees;

•	significant proportion of total compensation in the form of long-term equity awards; and

•	meaningful minimum stock holding requirements.

Accordingly, and as required by Section 14A of the Securities Exchange Act of 1934, the Board is asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

This “say-on-pay” vote is advisory and, therefore, not binding on us, our Compensation Committee, or our Board. Our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented and voting on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	67	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	69	Vice Chairman, Chief Operating Officer, and Director
John W. Downing	63	Executive Vice President, Worldwide Sales
Jean Bua	63	Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer
Robert E. Donahue	73	Director
John R. Egan	63	Lead Independent Director
Alfred Grasso	62	Director
Joseph G. Hadzima, Jr.	69	Director
Christopher Perretta	63	Director
Susan L. Spradley	60	Director
Vivian Vitale	68	Director

Executive Officers

Anil Singhal co-founded the Company in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on NetScout’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, Chief Executive Officer, and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for NetScout’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999, and acquiring the Danaher Communications Business in 2015 for $2.3 billion, which, at the time, nearly tripled the size of the Company in terms of revenue, free cash flow, and employees. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout earn numerous industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base, and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign. The Company’s Nominating and Corporate Governance Committee believes that Mr. Singhal’s experience serving as the Company’s Chief Executive Officer since the Company’s founding, combined with his business expertise, industry-specific knowledge, and technical know-how, qualify him to serve as a director of the Company.

Michael Szabados has served as NetScout’s Chief Operating Officer since April 2007 and as Vice Chairman of NetScout’s Board since he was appointed as a director in February 2019. As Chief Operating Officer, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead NetScout’s key functional areas as NetScout nearly tripled in size. During his tenure, NetScout successfully completed and integrated six acquisitions before the 2015 $2.3 billion acquisition of the Danaher Communications Business. His career at NetScout began in 1997 when he joined the Company as Vice President, Marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing, and customer support when he was promoted to Senior Vice President, Product Operations. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple. Mr. Szabados holds a BSEE from UC Irvine and an MBA from UC Santa Clara. The Nominating and Corporate Governance Committee believes that Mr. Szabados’ experience serving as the Company’s Chief Operating

Officer and in other functional roles, along with his business experience and industry and technical experience, qualify him to serve as a director of the Company.

Jean Bua has served as NetScout’s Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer since September 2015 and served as NetScout’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer from November 2011 until September 2015. She joined the Company in September 2010 as Vice President, Finance. In her current role, Ms. Bua is responsible for accounting, tax, treasury, investor relations, financial planning and analysis, real estate development, and compliance. Ms. Bua has played a key role in executing on the financial aspects of NetScout’s strategy. During her tenure, NetScout successfully completed and integrated five acquisitions before the $2.3 billion acquisition of the Danaher Communications Business in 2015. In May 2017, Ms. Bua joined the board of CoreSite Realty Corporation, a publicly-traded provider of data center and interconnection solutions across the U.S. In November 2018, Ms. Bua also joined the board of AstroNova, Inc., a publicly-traded provider of data visualization technology. Before joining NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, where she was a critical contributor to multiple equity and debt financings and numerous acquisitions that helped the company to more than double in revenue and become a leading provider of infrastructure for the wireless telecommunications industry. Prior to American Tower, Ms. Bua spent nine years at Iron Mountain, Inc., in various capacities including as Senior Vice President, Chief Accounting Officer, and Worldwide Controller. During her tenure, Iron Mountain successfully consolidated the records management industry, growing from annual revenue of $100 million to over $2 billion through more than 100 acquisitions. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. She was a management consultant at Ernst & Young and an auditor at KPMG. Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude, from Bryant College and her Master of Business Administration from the University of Rhode Island.

John W. Downing has served as NetScout’s Executive Vice President, Worldwide Sales Operations since September 2015, and served as Senior Vice President, Worldwide Sales Operations from 2007 until September 2015. In this role, Mr. Downing is responsible for directing NetScout’s sales leadership in both the service provider and enterprise markets. Under Mr. Downing’s direction, NetScout has built long-term relationships with leading telecommunications service providers, government agencies, and many of the world’s largest corporations. He joined NetScout in 2000 as Vice President, Sales Operations, instituting and refining key go-to-market programs and sales processes. Prior to NetScout, from April 1998 until September 2000, Mr. Downing served as Vice President of Sales at Genrad Corporation, a $300 million manufacturer of electronic testing equipment and production solutions and was Vice President of North American Sales from January 1996 until March 1998. Mr. Downing earned a Bachelor of Science in Engineering (BSE) in Computer Science and Applied Mathematics from Tufts University and a Master’s in Business Administration from Suffolk University.

Non-Employee Directors

Robert E. Donahue has been a NetScout director since March 2013. He served on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, from July 2007 until October 2014. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize. Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize. Net’s board of directors from January 2004 until November 2007. The Company’s Nominating and Corporate Governance Committee believes that Mr. Donahue’s industry knowledge and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

John R. Egan has been a NetScout director since October 2000 and serves as NetScout’s Lead Independent Director. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. From 1992 until 2016, he was a member of the Board of Directors at EMC Corporation, a publicly-held provider of computer storage systems and software, prior to its acquisition by Dell. From 2007 until 2016, Mr. Egan also served as a member of the Board of Directors at VMWare, a leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Nominating and Corporate Governance Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as Lead Director of the Board of Directors of Verint Systems, Inc., a publicly-held provider of systems to the internet security market, where he is currently the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. Since March 2021, Mr. Egan has served as a member of the Board of Directors and serves on the Audit Committee and Transaction Committee of Agile Growth Corp., a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Mr. Egan formerly served on the Board of Trustees at Boston College until 2018 and currently serves as a director for two other privately held companies. The Company’s Nominating and Corporate Governance Committee believes that Mr. Egan’s extensive understanding and involvement in the information technology industry together with his executive leadership roles and his service on other public company boards provide deep experience to the Company and qualify him to serve as a director of the Company.

Alfred Grasso has been a NetScout director since April 2018. Mr. Grasso is the past President and Chief Executive Officer of the MITRE Corporation, a position he held from 2006 to 2017, and he continues to serve as a Consultant for the company. Mr. Grasso’s experience includes service on the boards of a number of scientifically-driven organizations and non-profit institutions. Mr. Grasso was elected to the Board of Trustees of Riverside Research in 2019. He is a member of the Defense Science Board and a former member of the Army Science Board. He currently serves as the industry co-chair of the National Academy of Science’s Government, University, and Industry Research Roundtable and he is a member of the Virginia Tech Hume Center Advisory Board. Mr. Grasso is a Permanent Director and Executive Committee member of the Armed Forces Communications and Electronics Association (AFCEA) International’s Board of Directors and served as Chairman from 2012 to 2014 and vice chairman from 2010 to 2012. Mr. Grasso is the former President of the Board of the National GEM Consortium, a non-profit organization that promotes the participation of under-represented groups in the science, technology, engineering, and math fields. He has served as a Trustee of the George Mason University Foundation, a member of the Stevens Institute Systems Engineering Research Center Advisory Board, the University of Virginia’s Department of Systems and Information Engineering Advisory Board, Howard University’s College of Engineering, Architecture and Computer Sciences Board of Visitors, and the Northern Virginia Technology Council. The Company’s Nominating and Corporate Governance Committee believes that Mr. Grasso’s experience as Chief Executive Officer of the MITRE Corporation provides deep government sector and global business experience to the Company, and his board and leadership experience with numerous other scientific, technical, and other organizations, qualify him to serve as a director of the Company.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. In 2019, Mr. Hadzima co-founded Neurostim Technologies, a company commercializing a low cost neurostimulation patch technology for the treatment of the symptoms of various chronic medical conditions. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards. The Company’s Nominating and Corporate Governance Committee believes that Mr. Hadzima’s experience with emerging technology companies, his prior legal experience, and his service on other boards provide the Company with valuable business perspective and insight into emerging technologies that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Christopher Perretta has been a NetScout director since September 2014. Most recently, Mr. Perretta served as chief information and operations officer at MUFG Americas Holdings Corporation and its U.S. banking subsidiary, MUFG Union Bank, N.A. from April 2016 to January 2019. Previously, he served as Executive Vice President and Chief Information Officer at State Street Corporation from September 2007 until April 2016 and as a member of State Street Corporation’s Management Committee from February 2013 until April 2016. From December 1996 to September 2007, Mr. Perretta served in various roles at General Electric Corporation, including as Chief Information Officer for the North American Consumer Financial Services unit, Chief Technology Officer for General Electric Capital, and, from January 2003 to September 2007, as Chief Information Officer of General Electric Commercial Finance. Mr. Perretta has also served as a member of the board of directors of a privately-held technology company and the Advanced Cyber Security Center. The Company’s Nominating and Corporate Governance Committee believes that Mr. Perretta’s experience with various Fortune 500 companies and his service on other boards provide the Company with valuable business perspective and insight into global issues that may affect the business and strategies of the Company and qualify him to serve as a director of the Company.

Susan L. Spradley has been a NetScout director since April 2018. Ms. Spradley is the Chief Executive Officer of Motion Intelligence, Inc., a private company, which she joined in December 2017. From January 2013 to January 2017, she served in various roles at Viavi Solutions Inc. (formerly JDS Uniphase), most recently as Executive Vice President and General Manager of Product Line Management and Design. Prior to 2013, Ms. Spradley served as Chief Executive Officer and Executive Director of US Ignite, a White House and National Science Foundation initiative focused on applications for smart city implementation. Ms. Spradley also held senior leadership roles at Nokia Siemens Networks, and Nortel Networks prior to that. Ms. Spradley currently serves on the Board of Directors of Qorvo, Inc. (Nasdaq: QRVO), a provider of innovative RF solutions, and Avaya Holdings Corp. (NYSE: AVYA), a digital communications software, services and devices company, and serves as Chairman of the Board of Directors of US Ignite. The Nominating and Corporation Governance Committee believes that Ms. Spradley’s executive experience, as well as her experience with technology companies and service on other public company boards, provide valuable insights into issues that affect the Company’s business and qualify her to serve as a director of the Company.

Vivian Vitale has been a NetScout director since February 2019. Ms. Vitale operates a consulting practice assisting organizations in the development of human resources and people management practices, a role she has held since April 2018. From April 2012 until March 2018, she served as Executive Vice President of Human Resources at Veracode, Inc., continuing in her role through Veracode, Inc.’s acquisition by CA Technologies in March 2017. Prior to 2012, Ms. Vitale served as Senior Vice President at Care.com, an on-line provider of support services to families. Ms. Vitale has also held senior leadership roles at RSA Security, Unica Corporation, and IBM prior to that. Ms. Vitale is also a member of the Board of Directors of Progress Software Corporation and is a member of its Compensation Committee. Ms. Vitale currently serves on the Board of Directors of Vera3, an investment firm, and on the Advisory Board of Surprise HR, an early stage company which provides an employee recognition product. Ms. Vitale holds a bachelor’s degree in communications from the University of Connecticut and a master’s degree in corporate and political communication from Fairfield University. The Nominating and Corporation Governance Committee believes that Ms. Vitale’s extensive experience and insight in talent management and human resources operations qualifies her to serve as a director of the Company.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each Named Executive Officer named in the Summary Compensation Table, each director and nominee for director, all executive officers and directors as a group, all those known by us to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned

Anil K. Singhal(2)	2,300,850	3.10%

Michael Szabados(3)	64,461	*

Jean Bua(4)	85,186	*

John W. Downing(5)	119,417	*

Robert E. Donahue(6)	38,977	*

John R. Egan(7)	102,740	*

Alfred Grasso(8)	23,000	*

Joseph G. Hadzima, Jr.(9)	134,798	*

Christopher Perretta(10)	34,771	*

Susan L. Spradley(11)	23,000	*

Vivian Vitale(12)	17,970	*

BlackRock, Inc.(13) 55 East 52nd Street New York, New York 10055	8,680,195	11.72

The Vanguard Group(14) 100 Vanguard Boulevard Malvern, PA 19335	6,543,103	8.83

Neuberger Berman Group LLC and affiliates(15) 1290 Avenue of the Americas New York, New York 10104	6,268,288	8.45

Dimensional Fund Advisors LP(16) Building One 6300 Bee Cave Road Austin, Texas, 78746	5,326,193	7.19

Brown Capital Management, LLC(17) 1201 N. Calvert Street Baltimore, Maryland 21202	3,899,272	5.26

All executive officers and directors as a group (11 persons)(18)	2,945,170	3.97

*	Represents less than one percent of class.
(1)

Under applicable SEC rules and regulations, a person is considered to beneficially own our common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.
(2)

Includes 45,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date and 129,110 shares held by a charitable foundation of which Mr. Singhal and his spouse are trustees. As of the Record Date, Mr. Singhal’s spouse did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the 638,308 shares held by trusts of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 776,887 shares held in a trust for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, 66,134 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee, and 220,000 shares held in a trust for the benefit of Mr. Singhal’s spouse for which neither Mr. Singhal nor his spouse is a trustee.

(3)	Includes 26,250 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(4)	Includes 22,500 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(5)	Includes 22,500 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(8)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(12)	Includes 7,000 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(13)

This information is based solely on a Schedule 13G/A filed with the SEC on January 27, 2021 (the “BlackRock 13G”). According to the Blackrock 13G, as of December 31, 2020, BlackRock, Inc. had the sole power to vote 8,552,318 shares and sole dispositive power over 8,680,195 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock reported on the BlackRock 13G. The BlackRock 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2020 and the Record Date.

(14)

This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2021 (the “Vanguard 13G”). According to the Vanguard 13G, as of December 31, 2020, The Vanguard Group had shared power to vote 73,471 shares, sole dispositive power over 6,404,126 shares and shared dispositive power over 138,977 shares. The Vanguard 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2020 and the Record Date.

(15)

This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2021 by Neuberger Berman Group LLC on behalf of itself and on behalf of Neuberger Berman Investment Advisers LLC, Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund (the “Neuberger 13G”). According to the Neuberger 13G, as of December 31, 2020, Neuberger Berman Group LLC had the shared power to vote or direct the vote of 6,211,457 shares and shared power to dispose of or direct the disposition of 6,268,288 shares, Neuberger Berman Investment Advisers LLC had the shared power to vote or direct the vote of 6,211,457 shares and shared power to dispose of or direct the disposition of 6,268,288 shares, Neuberger Berman Equity Funds had the shared power to vote or direct the vote of 4,273,167 shares and shared power to dispose of or direct the disposition of 4,273,167 shares and Neuberger Berman Genesis Fund had the shared power to vote or direct the vote of 4,273,167 shares and shared power to dispose of or direct the disposition of 4,273,167 shares. Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5%

of the issuer. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced in the Neuberger 13G.

This amount also includes shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced in the Neuberger 13G. Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons may be deemed to beneficially own the securities covered by the Neuberger 13G in their various fiduciary capacities by virtue of the provisions of Exchange Act Rule 13d-3. Neuberger Berman Group LLC, through its subsidiaries Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC and Neuberger Trust Holdings LLC controls Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons. Each of Neuberger Berman Group LLC, Neuberger Berman Fixed Income Holdings LLC, NB Alternatives Holdings LLC, Neuberger Trust Holdings LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC, NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC and certain affiliated persons disclaim beneficial ownership of the securities covered by the Neuberger 13G. The Neuberger 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the aforementioned entities may have changed between December 31, 2020 and the Record Date.

(16)

This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 (the “Dimensional 13G”). According to the Dimensional 13G, as of December 31, 2020, Dimensional Fund Advisors LP had the sole power to vote 5,181,816 shares and sole dispositive power over 5,326,193 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Dimensional 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Dimensional 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Dimensional 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. The Dimensional 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2020 and the Record Date.

(17)

This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 (the “Brown 13G”). According to the Brown 13G, as of December 31, 2020, Brown Capital Management, LLC had the sole power to vote 2,510,485 shares and sole dispositive power over 3,899,272 shares. All of the shares shown are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Exchange Act Rule 13d-3, due to it discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class. The Brown 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the aforementioned entity may have changed between December 31, 2020 and the Record Date.
(18)	Includes an aggregate of 165,250 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Singhal. The Board believes combining the position of Chief Executive Officer and Chairman is in the best interest of the Company and its stockholders. As one of the co-founders of the Company, Mr. Singhal provides extensive technology vision, industry expertise, and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. Those attributes, together with his combined role, place him in the best position to ensure that the Board and management act with a common purpose to execute the Company’s strategic initiatives and business plans. To reinforce director independence and provide for leadership separate from the Chairman, our Board appointed Mr. Egan as Lead Independent Director.

Director Independence

Our Board has determined that each of Messrs. Donahue, Egan, Grasso, Hadzima and Perretta, Ms. Spradley and Ms. Vitale is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC. Furthermore, our Board has determined that each current member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board, and each director who served as a member of any of the foregoing committees of the Board during the fiscal year ended March 31, 2021 is independent within the meaning of the Company’s, Nasdaq’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board. The Lead Independent Director, currently Mr. Egan, chairs the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with our image and reputation;

•	directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	directors must have the ability to exercise sound business judgment;

•	directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•

directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	directors must have a commitment to enhancing stockholder value.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•

an understanding of and experience in the network application/performance management solutions market, the market for networking solutions generally, and related accounting, legal, finance, product, sales and/or marketing matters;

•	experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC;

•	leadership experience with public companies or other major organizations; and

•

diversity of the Board, taking into account the business and professional experience, educational background, reputation, industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes of the candidates.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for nominating persons for election as directors of the Company. Our Board delegates the initial selection process to our Nominating and Corporate Governance Committee, with the expectation that other members of our Board, and of management, will take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee seeks to identify and recruit diverse candidates, including women and minority candidates, as part of the search process for new Board members. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee and set forth in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating and Corporate Governance Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of our Board.

Stockholder Recommendations for Nominees as Directors, Director Nominations and the Proposal of Other Business

Our Nominating and Corporate Governance Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director recommendations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director recommendations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2022 (“2022 Annual Meeting”) must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in our Corporate Governance Guidelines. Stockholders may also nominate directors or submit proposals for business other than director nominations by following the detailed requirements set forth in our by-laws, as the same may be amended from time to time.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business brought before the meeting in accordance with the procedures set forth above and in our by-laws will be conducted at a meeting of stockholders. We have not received any stockholder recommendations or nominations with respect to our Annual Meeting.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us no later than March 23, 2022. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If you wish to submit a proposal for the 2022 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at the address noted above, which must be received by us no earlier than the close of business of May 12, 2022 and no later than the close of business of June 11, 2022 and must satisfy the requirements described above and in our by-laws. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

Policy Governing Security Holder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole or to a specific member of the Board, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. All of the members of our Board attended the 2020 Annual Meeting, either in-person or via teleconference.

Stockholder Engagement

Through our Investor Relations function, we maintain a robust program of regular engagement with our stockholders, including quarterly discussions with many of our larger stockholders. In recent outreach to our largest stockholders we have especially considered that, despite our Board’s recommendation in our 2020 Proxy Statement that the chair of our Nominating and Corporate Governance Committee be re-elected as a Class III director at our 2020 Annual Meeting of Stockholders, slightly more than 25% of the shares voted in this proposal were withheld. We believe that many of these shares were withheld because of the Board’s approval in 2020 of an amendment and restatement of our by-laws that expanded an already existing forum selection clause of the by-laws, which we believe is helpful to shareholders by potentially conserving corporate resources. To date, none of our stockholders have raised a concern about the expanded forum selection by-law clause or the re-election to our board of directors of our Nominating and Corporate Governance Chair. We continue to engage with our stockholders on issues of interest to them, including governance and ESG issues.

For more information on our corporate governance programs, please see our website at www.ir.netscout.com, which includes our NetScout 2021 Environmental, Social, and Governance Report. Information on our website is not incorporated by reference into this Proxy Statement.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer, and controller, and persons performing similar functions. A current copy of our code of ethics, or Code of Business Conduct, is available at the Corporate Governance section of our website at http://ir.netscout.com/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer, or controller, and persons performing similar functions, by posting such information on our website, available at http://ir.netscout.com/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://ir.netscout.com/. Contents of our website are not part of or incorporated by reference into this proxy statement.

Majority Vote Policy

It is the policy of NetScout that any nominee for election to the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The table below indicates the composition of each of the committees of our Board of Directors:

		Audit Committee	Compensation Committee	Nomination & Governance Committee	Finance Committee
INDEPENDENT DIRECTORS

Robert E. Donahue

John R. Egan	L

Alfred Grasso

Joseph G. Hadzima, Jr.

Christopher Perretta

Susan L. Spradley

Vivian Vitale

INSIDE DIRECTORS

Anil K. Singhal

Michael Szabados	V

Chairman of the Board

V Vice Chair of the Board

Chairperson	Member	Financial Expert	L Lead Independent Director

Board of Directors

The Board met eight times during the fiscal year ended March 31, 2021, or fiscal year 2021. Each of the directors attended at least 75% of the aggregate of (i) total number of meetings of our Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2021. The Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees.

Audit Committee

Current Members

Messrs. Donahue (Chair)

Egan

Hadzima

Ms.       Spradley

Meetings

Ten meetings during the fiscal year ended March 31, 2021.

A copy of the Audit Committee Charter can be found at
http://ir.netscout.com/

Audit Committee Designated “Financial Expert” is Mr. Donahue.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Reviewing and overseeing the financial reports we provide to the SEC, our stockholders, and general public, and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices

•  Appointing, and ensuring the independence of, our independent auditor and thereby furthering the integrity of our financial reporting

•  Establishing and overseeing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control, or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters

•  Reviewing and monitoring our compliance with the related party transaction approval policy

•  Reviewing and monitoring our compliance programs and related enterprise risk management programs including, among other items, our cybersecurity and related information security management programs

•  Reviewing and overseeing our internal audit function

Independence: Our Board has determined that each current member of our Audit Committee is, and each member of our Audit Committee during fiscal year 2021 was, independent within the meaning of Nasdaq’s director independence standards and the SEC’s heightened director independence standards for audit committee members.

Compensation Committee

Current Members

Ms. Vitale (Chair)

Messrs. Donahue

Egan

Grasso

Perretta

Meetings

Seven meetings during the fiscal year ended March 31, 2021.

A copy of the Compensation Committee Charter can be found at http://ir.netscout.com/

Ms. Vitale was appointed to the Compensation Committee, including as Chair in September 2019.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Establishing the compensation of our executive officers other than the Chief Executive Officer

•  Reviewing and making recommendations to the Board with respect to the compensation of our Chief Executive Officer

•  Administering our incentive compensation, stock plans, benefit plans, and human resources activities

•  Reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis

•  Reviewing and considering the results of any advisory vote on executive compensation

•  Managing compensation policy and practice-related risk

•  Monitoring and providing strategic guidance regarding human capital and talent management, employee engagement, and diversity, equity and inclusion programs

Independence: The Board has determined that each current member of our Compensation Committee is, and each member of our Compensation Committee during fiscal year 2021 was, independent within the meaning of Nasdaq’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations.

Nominating and Corporate Governance Committee

Current Members

Messrs. Hadzima (Chair)

Grasso

Perretta

Mss.      Spradley

Vitale

Meetings

One meeting during the fiscal year ended March 31, 2021.

A copy of the Nominating and Corporate Governance Committee Charter can be found at
http://ir.netscout.com/

Ms. Vitale was appointed to the Nominating and Corporate Governance Committee in September 2019.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Identifying individuals qualified to become directors

•  Recommending to our Board the director nominees for election

•  Monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines

•  Monitoring and providing strategic guidance to the Company’s Environment, Social, and Governance (ESG)/Corporate Responsibility programs

Independence: The Board has determined that each current member of the Nominating and Corporate Governance Committee is, and each member of our Nominating and Corporate Governance Committee during fiscal year 2021 was, independent within the meaning of Nasdaq’s director independence standards.

Finance Committee

Current Members Messrs. Grasso (Chair) Donahue Egan Hadzima Meetings One meeting during the fiscal year ended March 31, 2021.

Responsibilities

Discharging the responsibilities of the Board relating to, among other items:

•  Considering strategic initiatives and other opportunities that may become available to the Company from time to time and such other tasks as the Board may designate from time to time

•  Reviewing and overseeing other designated strategic finance matters

Independence: The Board has determined that each member of the Finance Committee is, and each member of our Finance Committee during fiscal year 2021 was, independent within the meaning of Nasdaq’s director independence standards.

Report of Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2021 with our management and PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. PwC is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by PCAOB and has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with PwC their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for filing with the SEC.

Respectfully submitted by the Audit Committee

Robert E. Donahue, Chair

John R. Egan

Joseph G. Hadzima, Jr.

Susan L. Spradley

The Board’s Role in Risk Oversight

The Board administers risk management and oversight through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board seeks to ensure that risk management principles are incorporated in our strategic planning and management processes and oversees our enterprise risk management program. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval, and decision-making.

The Board monitors the information it receives and requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies, and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of our goals, strategies, and policies. In addition, the Board has been considering issues and risks raised by the COVID-19 pandemic, including with respect to our operations, financial position, liquidity and personnel management. The Board discusses and reviews relevant risks, helps management identify key risk and business continuity indicators, and determines what, if any, additional actions should be taken to mitigate these risks.

Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with reports regarding our operations, strategies, and objectives, and the risks inherent within them. Board and committee meetings also provide a forum for directors to discuss issues with, request additional

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three principal committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors as the committee deems appropriate to discharge its responsibilities under such committee’s charter.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including their qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to our risk management process and litigation and compliance programs, discussing with management our significant financial risk exposures, steps management has taken to monitor, control, and report such exposures, and our policies with respect to risk assessment and risk management.

The Audit Committee oversees our enterprise risk management program, in which the Company has identified strategic, operational, financial, and legal risks as well as emerging risks (including our cybersecurity and information security management programs), considering the likelihood and magnitude of such risks and other criteria management deems appropriate in consultation with the Audit Committee. Under the program, management identifies and evaluates the effectiveness of risk management and mitigation methods and periodically reports to the Audit Committee and at least annually to the Board to allow the Audit Committee and Board to monitor and manage our ongoing enterprise risk management process.

Our Compensation Committee is responsible primarily for the design and oversight of our executive compensation policies, plans, and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of our executives with our stockholders. The Compensation Committee also monitors the design and administration of our overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, are described below in the Compensation Discussion and Analysis.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and our Corporate Governance Guidelines and other governance documents, as well as our ESG efforts. The Nominating and Corporate Governance Committee also oversees our overall compliance program.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2021 to our Chief Executive Officer, Chief Financial Officer, and each of our two other most highly compensated executive officers. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2021

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation(2)($)	Total($)
Anil K. Singhal	2021	525,000	1,653,000	657,618	91,129	2,926,747
Chairman, Chief Executive Officer, and President	2020	518,750	1,580,400	633,800	83,359	2,816,309
	2019	500,000	1,836,000	333,200	76,334	2,745,534

Michael Szabados	2021	385,000	964,250	313,152	21,064	1,683,466
Chief Operating Officer	2020	378,750	921,900	327,016	28,531	1,656,197
	2019	360,000	1,071,000	168,008	25,233	1,624,241

Jean Bua	2021	355,000	826,500	320,857	15,419	1,517,776
Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer	2020 2019	348,750 330,000	790,200 918,000	301,014 154,008	20,245 23,252	1,460,209 1,425,260

John W. Downing(3)	2021	265,000	826,500	333,246	15,223	1,439,969
Executive Vice President, Worldwide Sales Operations	2020	258,750	790,200	355,433	15,461	1,419,844
	2019	240,000	918,000	230,447	15,164	1,403,611

(1)

Amounts shown represent the aggregate full grant date fair value of RSUs calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock

(2)

Includes 401(k) contributions made by the Company on behalf of the Named Executive Officer. See the All Other Compensation Table below for additional information. The present value of Mr. Singhal’s retirement benefits remained the same at $1,237,949 in fiscal year 2021.

(3)

The information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions and annual incentive bonus awards for the fiscal years ended March 31, 2021, 2020, and 2019.

All Other Compensation Table for Fiscal Year 2021

Name	Fiscal Year	Car Usage($)	Financial and Legal Counseling($)	401(k) Match($)	Supplemental Life Insurance($)	Other(1)($)	Total($)
Anil K. Singhal(2)	2021	19,403	50,958	8,550	10,668	1,550	91,129
Michael Szabados	2021	—	1,500	8,550	10,668	346	21,064
Jean Bua	2021	—	—	8,325	5,544	1,550	15,419
John W. Downing	2021	—	—	8,392	6,485	346	15,223

(1)

This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer.

(2)	The majority of the amount reported in the column labeled “Financial and Legal Counseling” for Mr. Singhal includes amounts paid for estate and charitable foundation planning purposes.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table sets forth grants of plan-based awards to each of our Named Executive Officers for the fiscal year ended March 31, 2021:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All other Stock Awards: Number of shares of stock or units(#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)		Maximum ($)(1)
Anil K. Singhal	6/3/20	RSU					60,000	1,653,000
	6/3/20	Cash	—	476,000		952,000
Michael Szabados	6/3/20	RSU					35,000	964,250
	6/3/20	Cash	—	240,012		480,024
Jean Bua	6/3/20	RSU					30,000	826,500
	6/3/20	Cash	—	220,011		440,022
John W. Downing	6/3/20	RSU					30,000	826,500
	6/3/20	Cash	—	310,000	(4)	476,250

(1)

Actual non-equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described below, the possible award could exceed 100% of an individual’s target annual incentive bonus if the Company exceeded its goals and the individual met or exceeded his or her individual performance goals, but, in no event could any individual receive more than 200% of his or her target annual incentive bonus.

(2)	The reported RSUs were granted pursuant to the 2019 Plan and vest in four equal annual installments with the first installment vesting on June 3, 2021.
(3)

Amounts shown represent the aggregate full grant date fair value calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

(4)

Represents a target annual incentive bonus of $166,250 and target commission payment of $143,750. Mr. Downing can earn up to 200% of the annual incentive bonus portion of his non-equity incentive plan award.

Outstanding Equity Awards at Fiscal Year 2021 End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Anil K. Singhal	6/3/20	60,000	1,689,600
	7/30/19	45,000	1,267,200
	7/25/18	30,000	844,800
	8/1/17	15,000	422,400

Michael Szabados	6/3/20	35,000	985,600
	7/30/19	26,250	739,200
	7/25/18	17,500	492,800
	8/1/17	8,750	246,400

Jean Bua	6/3/20	30,000	844,800
	7/30/19	22,500	633,600
	7/25/18	15,000	422,400
	8/1/17	7,500	211,200

John W. Downing	6/3/20	30,000	844,800
	7/30/19	22,500	633,600
	7/25/18	15,000	422,400
	8/1/17	7,500	211,200

(1)

The reported RSUs that were granted prior to September 12, 2019 were granted to pursuant to the 2007 Plan and vest in four equal annual installments with the first installment vesting on the one-year anniversary of the grant date, provided that for the RSUs granted in fiscal year 2019, the first installment vested on August 20, 2019. The reported RSUs that were granted after September 12, 2019 were granted pursuant to the 2019 Plan and vest in four equal annual installments with the first installment vesting on the one-year anniversary of the grant date.

(2)

Amounts shown represent the aggregate fair value of RSUs that remained unvested under the awards as of March 31, 2021. The market value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on March 31, 2021 by the number of RSUs that remained unvested as of that date. The value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

Option Exercises and Stock Vested in Fiscal Year 2021 Table

The following table sets forth option exercises and vested stock awards for each of our Named Executive Officers for the fiscal year ended March 31, 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Anil K. Singhal	15,000	420,150
	15,000	386,700
	15,000	386,700
	15,000	386,700
Michael Szabados	8,750	245,088
	8,750	225,575
	8,750	225,575
	8,750	225,575
Jean Bua	7,500	210,075
	7,500	193,350
	7,500	193,350
	7,500	193,350
John W. Downing	7,500	210,075
	7,500	193,350
	7,500	193,350
	7,500	193,350

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on March 31, 2021. The information is provided relative to the Named Executive Officer’s termination or change of control arrangements as of the Record Date and assumes such arrangements were actually in effect as of March 31, 2021. The values relating to vesting of restricted stock unit awards are based upon a per share fair market value of our common stock of $28.16, the closing price reported on the Nasdaq Global Select Market on March 31, 2021. Actual payments made at any future date will vary based on various factors including, salary and annual incentive bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control. For purposes of the payments associated with a change of control set forth in following table, we have assumed that the respective Named Executive Officer was terminated on March 31, 2021 and that such arrangements were actually in effect as of such date.

Please refer to the heading “Post-Termination Compensation” below in the Compensation Discussion and Analysis for a discussion of the particular terms of the applicable termination or change or control arrangements reflected in the table below.

Name	Termination Event*	Salary and Other Cash Payments ($)		Vesting of RSUs ($)(4)	Health and Dental Benefits ($)
Anil K. Singhal	Termination without cause by the Company at any time, or termination by Mr. Singhal for any reason prior to or following a change of control	1,841,018	(1)	—	150,000
Michael Szabados	Termination without cause or resignation for good reason other than in the context of a change of control	385,000	(2)	—	—

	Termination without cause or resignation for good reason within one year following a change of control	625,009	(3)	985,600	—
Jean Bua	Termination without cause or resignation for good reason other than in the context of a change of control	355,000	(2)	—	—
	Termination without cause or resignation for good reason within one year following a change of control	575,029	(3)	844,800	—
John W. Downing	Termination without cause or resignation for good reason other than in the context of a change of control	265,000	(2)	—	—

	Termination without cause or resignation for good reason within one year following a change of control	575,011	(3)	844,800	—

*

All agreements include a clawback provision releasing the Company from its obligation to make additional payments and requiring the relevant executive to repay the Company for amounts paid in the event an investigation by Company reveals the executive engaged in fraudulent, dishonest, or criminal acts. The agreements provide for notice and an opportunity to cure.

(1)	See description of Mr. Singhal’s employment arrangement under “Post-Termination Compensation” for details regarding these potential payments.
(2)

Payments to be made in equal installments over a 12-month period following termination. In the event of death within the 12-month period, payments will be accelerated and made in a lump sum payment to the deceased’s estate within 30 days.

(3)

Represents one year current base salary plus the prorated amount of the officer’s annual incentive bonus target, based on the months elapsed in the year of termination (which may not be less than 50% of such officer’s annual incentive bonus target). This amount to be paid in equal installments over the 12-month period following termination.

(4)

Upon a termination without cause or a resignation for good reason within one year following a change in control, Ms. Bua and Messrs. Szabados and Downing are entitled to acceleration of certain unvested equity- based awards. All of such unvested equity-based awards with respect to such Named Executive Officers are assumed to have accelerated as of March 31,2021. There were no outstanding stock options for the Named Executive Officers on March 31, 2021. For vesting of RSUs, the amount shown in this column represents the fair market value of unvested RSUs based on $28.16, the closing price for our common stock on March 31, 2021.

Pay Ratio

Under SEC rules, we are providing information regarding the relationship between the annual total compensation of Mr. Singhal, in his role as Chief Executive Officer, and the annual total compensation of our “median employee.” For our last completed fiscal year, which ended March 31, 2021:

•	The median of the annual total compensation of all employees (other than Mr. Singhal and including our consolidated subsidiaries) was approximately $145,022.

•	Mr. Singhal’s annual total compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,926,747.

•	Based on the above, for fiscal year 2021, the ratio of Mr. Singhal’s annual total compensation to the median of the annual total compensation of all employees was approximately 20.18 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Consistent with the process we adopted for prior fiscal years, we used the following methodology to identify our median employee.

•	To determine our employee population, we included all full-time and part-time employees as of January 1, 2021.

•

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s annual base salary for fiscal year 2021, the actual value of annual incentive or commission bonus awards, as applicable, earned for fiscal year 2021, and the aggregate grant date fair value of equity awards granted in fiscal year 2021 (using the same methodology we use for estimating the value of the equity awards granted to our Named Executive Officers and reported in the Summary Compensation Table). Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate.

•	In making this determination, we annualized the compensation elements listed above for those employees who were employed by us for less than the entire fiscal year

Once we identified our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above.

Pension Benefits Table for Fiscal Year 2021

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers.

Name	Fiscal Year	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Anil K. Singhal	2021	14.25	1,237,949	—
	2020	13.25	1,237,949	—
	2019	12.25	1,237,949	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. Total future severance payments are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $150,000 in payments for future health benefits. These benefits are an unfunded obligation. The present value of Mr. Singhal’s retirement benefits remained the same at $1,237,949 in fiscal year 2021.

Non-Qualified Deferred Compensation Table for Fiscal Year 2021

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2021

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	All Other Compensation($)	Total($)
Robert E. Donahue(3)	106,000	155,680	—	261,680
John R. Egan(4)	126,000	155,680	—	281,680
Alfred Grasso(5)	88,000	155,680	—	243,680
Joseph G. Hadzima, Jr.(6)	93,000	155,680	—	248,680
Christopher Perretta(7)	76,000	155,680	—	231,680
Susan L. Spradley(8)	81,000	155,680	—	236,680
Vivian Vitale(9)	86,000	155,680	—	241,680

(1)	Amounts represent the aggregate dollar amount of fiscal year 2021 fees earned or paid in cash for services as a director, including annual retainer fees and committee fees.
(2)

Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate full grant date fair value of restricted stock unit awards granted to our non-employee directors calculated in accordance with FASB ASC 718. The grant date fair value of the RSU awards was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The fair value shown above may not be indicative of the value realized on the date the RSUs vest due to variability in the share price of our common stock.

(3)

As of March 31, 2021, Mr. Donahue held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Mr. Donahue attended at least 75% of the meetings of the board and the committees on which he serves. If Mr. Donahue does not attend at least 75% of the meetings of the board and the committees on which he serves, the RSUs will vest in full on the third anniversary of the grant date.

(4)

As of March 31, 2021, Mr. Egan held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Mr. Egan attended at least 75% of the meetings of the board and the committees on which he serves. If Mr. Egan does not attend at least 75% of the meetings of the board and the committees on which he serves, the RSUs will vest in full on the third anniversary of the grant date.

(5)

As of March 31, 2021, Mr. Grasso held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Mr. Grasso attended at least 75% of the meetings of the board and the committees on which he serves. If Mr. Grasso does not attend at least 75% of the meetings of the board and the committees on which he serves, the RSUs will vest in full on the third anniversary of the grant date.

(6)

As of March 31, 2021, Mr. Hadzima held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Mr. Hadzima attended at least 75% of the meetings of the board and the committees on which he serves. If Mr. Hadzima does not attend at least 75% of the meetings of the board and the committees on which he serves, the RSUs will vest in full on the third anniversary of the grant date.

(7)

As of March 31, 2021, Mr. Perretta held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Mr. Perretta attended at least 75% of the meetings of the board and the committees on which he serves. If Mr. Perretta does not attend at least 75% of the meetings of the board and the committees on which he serves, the RSUs will vest in full on the third anniversary of the grant date.

(8)

As of March 31, 2021, Ms. Spradley held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Ms. Spradley attended at least 75% of the meetings of the board and the committees on which she serves. If Ms. Spradley does not attend at least 75% of the meetings of the board and the committees on which she serves, the RSUs will vest in full on the third anniversary of the grant date.

(9)

As of March 31, 2021, Ms. Vitale held unvested RSUs covering 7,000 shares of our common stock. The RSUs vest in full on the first anniversary of the grant date, provided that Ms. Vitale attended at least 75% of the meetings of the board and the committees on which she serves. If Ms. Vitale does not attend at least 75% of the meetings of the board and the committees on which she serves, the RSUs will vest in full on the third anniversary of the grant date.

Non-employee directors are compensated $60,000 annually for their services and do not receive any additional compensation for any regular Board meetings attended. The cash component of annual compensation is paid on a quarterly basis. The lead non-employee director receives an additional annual retainer of $35,000. Non-employee directors receive $15,000 annually for serving on the Audit Committee, $10,000 annually for serving on the Compensation Committee, $6,000 annually for serving on the Nominating and Corporate Governance Committee, and $6,000 annually for serving on the Finance Committee. The chairperson of the Audit Committee receives an additional $15,000, the chairperson of the Compensation Committee receives an additional $10,000, the chairperson of the Nominating and Corporate Governance Committee receives an additional $6,000, and the chairperson of the Finance Committee receives an additional $6,000. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are each granted annual equity-based awards in the form of 7,000 restricted stock units. These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors. The 2019 Plan provides that the aggregate value of all cash and equity-based compensation paid or granted, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any fiscal year of the Company will not exceed $750,000.

Stock Plans

2019 Equity Incentive Plan. The 2019 Plan was adopted by the board on June 23, 2020 and approved by our stockholders at the 2020 Annual Meeting.

The 2019 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2019 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. The maximum number of shares as to which equity awards may be granted under the 2019 Plan as of the Record Date is 3,672,211 shares (subject to certain adjustments under the 2019 Plan).

The 2019 Plan is administered by our Compensation Committee. Subject to the provisions of the 2019 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2019 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2019 Plan shall be free of some or all restrictions.

Amended and Restated 2007 Equity Incentive Plan. As stated above, we no longer grant awards under our 2007 Plan. Other than restricted stock units, there are no other awards outstanding under the 2007 Plan. The 2007 Plan is also administered by our Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

As of the Record Date, restricted stock units representing 5,954,088 shares of common stock were outstanding under the 2019 Plan and the 2007 Plan.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

2011 Employee Stock Purchase Plan. The 2011 Employee Stock Purchase Plan, or the 2011 Purchase Plan, was adopted by the Board in June 2011 and was approved by our stockholders at the September 7, 2011 annual meeting of stockholders. A total of 5,500,000 shares of common stock are reserved for issuance under the 2011 Purchase Plan, including the 3,000,000-share increase approved by our stockholders at the 2018 Annual Meeting. The 2011 Purchase Plan grants eligible employees the opportunity to purchase our common stock through regular payroll deductions.

Under the 2011 Purchase Plan, eligible enrolled employees may, during the offering period, purchase shares of common stock through regular payroll deductions, not to exceed 20% of an individual employee’s compensation during the offering period. The purchase price per share during an offering period is determined by the Board at the beginning of the offering period, but may not be less than 85% of the lesser of (i) the fair market value per share of our common stock on that purchase date or (ii) the fair market value per share of our common stock on the first day of the offering period. However, no employee is eligible to participate in the 2011 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.

The Board administers the 2011 Purchase Plan and retains the power to interpret both the 2011 Purchase Plan and the purchase rights granted thereunder, including eligibility to participate and the particular provisions of each offering of rights. The Board, in its sole discretion, has the power to delegate administration of the 2011 Purchase Plan to a committee composed of one or more members of the Board.

As of the Record Date, 1,751,813 shares remain available for purchase under the 2011 Purchase Plan.

The following table sets forth securities authorized for issuance under our stock equity incentive plans as of fiscal year ended March 31, 2021:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,495,613	0.00	7,868,290
Equity compensation plans not approved by security holders	—	—	—
Total	4,495,613	0.00	7,868,290

Stock Ownership Policy

In 2010, the Compensation Committee approved a Stock Ownership Policy for certain of the Company’s executive officers and directors. The Stock Ownership Policy, which the Board amended in 2016, states that within four years of the date the policy became effective, or within four years after becoming an executive officer or director, the executive officers and directors will be subject to the following minimum stock ownership requirements:

Title	Ownership Guideline(1)
Chief Executive Officer	4x annual base salary
Chief Operating Officer	3x annual base salary
Officers who are Executive Vice Presidents	2x annual base salary
Directors	4x annual board retainer

(1)

The ownership guideline for each participant will be converted into a number of shares on the first day of each fiscal year based on the average closing price of a share of NetScout stock for the previous fiscal year.

The Compensation Committee is responsible for monitoring compliance with the guidelines. As of March 31, 2021, each officer and director had met the requirements of the Stock Ownership Policy. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, shares held in trust for the benefit of the director or executive officer, and unvested restricted stock units granted under Company’s plans (restricted stock units will be applied toward the ownership requirements based on the value of restricted stock units after taking into account any required share withholding). The Compensation Committee expects to continue to review and make changes to the policy, as appropriate.

Prohibition on Hedging and Pledging

Our Amended and Restated Insider Trading and Trading Window Policy expressly states that our directors, officers, and employees are prohibited from trading in derivative securities of NetScout at any time. This prohibition includes purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our common stock or other equity securities, including, but not limited to, put options, call options, exchange funds, prepaid variable forward contracts, equity swaps, collars, and other derivative instruments, as well as through the establishment of a short position in Company securities. In addition, the policy prohibits short sales and pledges of Company securities, as well as the purchase of Company securities on margin.

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our U.S. employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 80% of his or her pre-tax salary, commissions, and bonuses through payroll deductions, up to the statutorily prescribed annual limit, to the 401(k) plan. During the plan year ended December 31, 2020, we matched 50% of employee contributions up to 6% of compensation.

Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board, we may, but have not done so to date, make profit-sharing contributions to the 401(k) plan for all eligible employees.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual incentive bonus award based on Company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment. Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s employment agreement was amended in May 2012 to address technical requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

We also entered into amended and restated severance agreements in May 2012, which were amended in January 2015, with our Named Executive Officers other than Mr. Singhal, each of which are described under the heading “Post-Termination Compensation” in the Compensation Discussion and Analysis.

Each of these agreements was approved by a majority of our Board and by a majority of the disinterested members of our Board. All future transactions, if any, with our executive officers, directors, and affiliates will be approved in accordance with our related party transaction policy discussed below under “Transactions with Related Persons.”

Compensation Discussion and Analysis

Business Context

We are an industry leader with over 35 years of experience in providing service assurance and cybersecurity solutions that are used by customers worldwide to assure and secure their digital business services against disruption while preserving the user experience. Service providers and enterprises, including local, state and federal government agencies, rely on our solutions to achieve the visibility and security necessary to optimize network performance, ensure the delivery of high-quality, mission-critical applications and services, gain timely insight into the end user experience and protect the network from attack. With our offerings, customers can quickly, efficiently and effectively identify and resolve issues that result in downtime, interruptions to services, poor service quality, or compromised security, thereby driving compelling returns on their investments in their network and broader technology initiatives. Some of the more significant technology trends and catalysts for our business include the evolution of customers’ digital transformation initiatives such as cloud migration, expanding threats associated with the rapidly evolving cybersecurity threat landscape, the advancement of business intelligence and analytics, and the 5G evolution occurring in both the service provider and enterprise verticals.

Over the last few years, we have navigated challenging market conditions, particularly in our service provider customer vertical, while completing major integration initiatives, advancing key product development programs, implementing important go-to-market activities, and reducing overall operating costs, all without compromising our ability to address the near and longer-term needs of our customers, stockholders and employees worldwide.

During fiscal year 2021, we like many other companies, were forced to address and respond to the impact of the COVID-19 pandemic. The pandemic, and the containment and mitigation measures associated with it, have led to adverse impacts on the U.S. and global economies. To protect our employees, contractors, suppliers and our local communities, and to limit the effect of the COVID-19 pandemic on our operations, we implemented our business continuity plans and directed our employees to work remotely, with limited exceptions for site-essential personnel (with protective measures and protocols in place). While the COVID-19 pandemic did not have a material adverse effect on our reported results for fiscal year 2021, it did impact the timing of some transactions which caused a reduction in revenue. Our reduced year-over-year revenue, however, was more than offset by a decrease in our expenses due, in large part, to our cost management initiatives and the reduction in certain costs attributable to COVID-19 related restrictions. We have commenced the process of having our employees return to work on-site in phases in accordance with prevailing health and science guidance, and in a manner that seeks to protect our employees, contractors, customers, suppliers, and local communities, as well as in accordance with federal, state, and local guidelines, and in accordance with foreign governmental guidance in the countries in which we operate. In addition to managing through the unprecedented and challenging environment created by the COVID-19 pandemic, we also continued to make substantial operational and strategic progress toward enhancing our market leadership by strengthening our technology and increasing our product and service offerings, which we believe sets the stage for future revenue growth, continued profit margin expansion, and EPS gains and allows us to continue to generate robust free cash flow. We continued our transition to software-centric offerings and away from traditional appliance-based instrumentation, particularly in our service assurance business, and we funded key development, support, and sales programs. We also remained focused on controlling our cost structure through headcount management and expense controls.

Executive Summary—Fiscal Year 2021 Executive Compensation Highlights

Our executive compensation program is structured to provide strong pay-for-performance alignment. While we faced pressure on revenues as the COVID-19 pandemic disrupted our business operations and the operations of our customers, suppliers, and partners during fiscal year 2021, we nevertheless achieved many of our strategic and financial objectives during fiscal year 2021. From a strategic perspective, we solidified the next evolution of our strategy, which we call “NETSCOUT Without Borders” and enhanced our existing product offerings while launching our new OMNIS product line. From a financial perspective, we achieved our goals of enhancing non-GAAP EPS through increased non-GAAP operating leverage and generating strong free cash flow in fiscal year 2021.

As discussed in detail below, for the fiscal year 2021 annual incentive bonus awards, the Compensation Committee established a non-GAAP EPS target range of between 1% and 15% year-over-year growth (resulting in a range of $1.58 per share and $1.81 per share) and a non-GAAP revenue target range of $847.4 million to $936.6 million. Despite the strong challenges presented by the COVID-19 pandemic, the Company met the non-GAAP EPS goal by delivering approximately 8.3% year-over-year growth in non-GAAP EPS while slightly missing the low end of the non-GAAP revenue target range. This strong financial performance of delivering solid EPS growth despite the disruptions caused by the COVID-19 pandemic led to funding the Company-wide bonus pool at 153.5% of the target bonus opportunity.

Consistent with our pay-for-performance philosophy and as more fully described below, for fiscal year 2021, we:

•	maintained base salaries and annual incentive bonus target amounts at the same levels as in fiscal year 2020 for each of our Named Executive Officers;

•

approved RSU awards with grant date fair values that were 15% higher than the grant date fair values of RSU awards made in fiscal year 2020, in accordance with our long-term equity compensation objectives and consistent with our pay-for-performance philosophy; and

•

approved annual incentive bonus payouts between 130.5% and 145.8% of target for our Named Executive Officers after assessing our corporate performance for fiscal year 2021, as well as each Named Executive Officer’s individual performance, as further described below.

Executive Compensation Overview

The goal of our executive compensation program is to retain and reward highly qualified, talented leaders who create long-term stockholder value. In addition, our program is designed to align management’s interests with those of our stockholders and to motivate senior executives to increase our long-term growth and profitability. We continue to emphasize pay-for-performance. For example, as in the past, for fiscal year 2022, our Named Executive Officers will not be eligible for their target annual incentive bonus unless a threshold profitability (non-GAAP EPS) target is met (except for Mr. Downing, our Executive Vice President Worldwide Sales Operation, with respect to the portion of his short-term cash incentive compensation that consists of sales commissions). Further, the Compensation Committee, and the Board with respect to the CEO, previously determined that one-third of the shares subject to the RSUs granted to our Named Executive Officers would be granted based on the achievement of corporate and individual performance goals in the prior fiscal year. Please see “GAAP vs. Non-GAAP Measures” in Appendix A for description of how we define and use our non-GAAP measures.

As further described below, as a result of our strong financial performance through an unprecedented global economic environment that was severely impacted by the COVID-19 pandemic, each of our Named Executive Officers received between 130.5% and 145.8% of his or her total annual incentive bonus target for fiscal year 2021. The actual payout percentage for each Named Executive Officer was determined based on the Compensation Committee’s judgment after considering the attainment and importance of such Named Executive Officer’s performance objectives.

Executive Compensation Highlights

At the 2020 Annual Meeting, our stockholders approved our say-on-pay proposal with 93.8% of the total votes cast voting in favor. The Compensation Committee carefully considers the results of the advisory vote on our say-on-pay proposal in the context of its annual review of executive compensation and the on-going work of the Compensation Committee. The Compensation Committee and the Board focus significant time and attention on the issues raised by our stockholders. In particular, the Compensation Committee reviews specific feedback when and if it is received from our investors and proxy advisory firms on certain compensation practices and related disclosures.

Corporate Performance Overview

Despite the widespread economic impact of the COVID-19 pandemic, our fiscal year 2021 financial performance delivered solid non-GAAP diluted EPS growth, even as our organic revenues declined from the prior fiscal year. Although we did experience order delays in fiscal year 2021 related to the pandemic, we were able to effectively control costs and minimize the impact of the pandemic on our operations, as we implemented our business continuity plans, which enabled us to ensure the safety of our employees as we effectively operated with most of our employees working remotely.

We continued our transition to software-centric offerings and away from traditional appliance-based instrumentation, particularly in our service assurance business. Overall, our “software only” product line grew to approximately one-third of our service assurance product revenue, which along with reduced cost from pandemic-related restrictions such as travel and events and prudent expense management helped us improve our operating margin and EPS and generate strong cash flow. We delivered these results while continuing to fund key development, support, and sales programs.

More specifically, for fiscal year 2021:

Operating Income

•  Income from operations (GAAP) in fiscal year 2021 was $37.1 million, compared with $17.6 million in fiscal year 2020.

•  Non-GAAP income from operations for fiscal year 2021 was $172.8 million with a non-GAAP operating margin of 20.8%, compared with non-GAAP income from operations in fiscal year 2020 of $163.3 million and a non-GAAP operating margin of 18.3%.

Net Income and Net Income Per Share

•  Net income (GAAP) in fiscal year 2021 was $19.4 million, or $0.26 per share (diluted) compared with a net loss (GAAP) of $2.8 million, or a loss of $0.04 per share (diluted) in fiscal year 2020. Non-GAAP net income in fiscal year 2021 was $125.8 million, or $1.70 per share (diluted) versus non-GAAP net income in fiscal year 2020 of $119.1 million, or $1.57 per share (diluted).

Total Revenue • Total revenue (GAAP and non-GAAP) was $831.3 million in fiscal year 2021 versus total revenue (GAAP) of $891.8 million and (non-GAAP) $892.0 million in fiscal year 2020.
Product Revenue • Product revenue (GAAP and non-GAAP) in fiscal year 2021 was $377.7 million, compared with $438.3 million in fiscal year 2020.

Service Revenue

•  Service revenue (GAAP) was $453.6 million in fiscal year 2021 versus $453.5 million fiscal year 2020.

•  Non-GAAP service revenue in fiscal year 2021 was $453.6 million, compared with $453.7 million in fiscal year 2020.

Stock Repurchase

•  During fiscal year 2021, we focused on capital preservation as a result of the uncertainties associated with the COVID-19 pandemic, however, we did repurchase a approximately 154,000 shares of our common stock, totaling approximately $3.3 million in the aggregate as part of our share repurchase program during fiscal year 2021.

Please see our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for additional information about our corporate performance.

Despite the challenges we faced during fiscal year 2021, primarily associated with the COVID-19 pandemic, we generated solid EPS growth compared to the prior year. We have positioned ourselves to move forward as a company that can meet the increasing demands of our customers for service assurance and cybersecurity solutions to assure and secure the critical networks and infrastructure that connect people and support businesses around the globe. We are committed to helping our customers advance their digital transformation, cybersecurity and 5G initiatives with a broader set of solutions that we expect to further expand in fiscal year 2022.

Compensation Governance Highlights

What We Do	What We Don’t Do

☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments
☑	Maintain executive stock ownership guidelines	☒	No tax gross-ups
☑	Maintain appropriate stock trading policies	☒	No hedging and pledging permitted for executive officers and directors as part of Insider Trading Policy
☑	Mitigate inappropriate risk taking	☒	No guaranteed annual incentive bonuses
☑	Starting in fiscal year 2022, grant performance-based equity awards to our Named Executive Officers

Executive Compensation Objectives

We use our executive compensation program to achieve the following objectives:

•	provide compensation opportunities that attract, motivate, and retain the best talent possible to serve our customers and achieve our strategic objectives;

•

align management’s interests with our success, by linking compensation and performance, based on the attainment of both our corporate performance goals and individual performance goals and by including long-term equity incentives;

•	increase our revenue, increase our profitability, and accordingly increase stockholder value;

•	foster an environment of teamwork and shared success among executives and the entire NetScout workforce; and

•	reward effective management of financial and operational risk.

Compensation Philosophy

The Compensation Committee reviews our compensation program, including elements of compensation, the mix of long-term versus short-term compensation and the mix of cash versus equity compensation, over the course of several meetings each year to evaluate whether the program supports our long-term goals. The Compensation Committee considers our past financial performance and future goals, individual performance and experience, and overall compensation levels when making compensation decisions. In addition, the Compensation Committee uses the following principles to guide its decisions regarding Named Executive Officer compensation.

Pay-for-performance

Total compensation should reflect a “pay-for-performance” philosophy in which a substantial portion of each Named Executive Officer’s compensation should be tied to the achievement of performance objectives of both the company and the individual. Cash compensation includes annual incentive bonus awards, which are dependent in part upon achievement of Company-wide profitability targets (non-GAAP EPS). In connection with annual incentive bonus awards, Named Executive Officers also have individual performance goals that require each of them to meet the same revenue target. Past performance by each Named Executive Officer is considered in determining the size of annual grants of long-term incentive equity awards. In fiscal year 2021, and as set out in last year’s proxy statement and discussed further under “Equity Awards” below, the Compensation Committee determined that one-third of the shares of the RSUs granted to our Named Executive Officers would be granted based on the achievement of corporate and individual performance goals. Starting in fiscal year 2022, a portion of each Named Executive Officer’s equity compensation was granted in the form of performance-based equity awards.

Alignment with Stockholders’ Interests	Total compensation levels should include a component that reflects our overall performance through the use of equity-based awards in order to align Named Executive Officer and stockholder interests.

Internal Parity

To the extent practicable, and based on individual performance and position, base salaries and short-term and long-term incentive targets for similarly-situated Named Executive Officers within the company should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

External Competitiveness

Named Executive Officers’ total compensation should be competitive with peer companies so that we can attract and retain high performing key executive talent. To achieve this goal, our Compensation Committee periodically reviews the compensation practices of other companies in our peer group, as discussed below in the “Use of Third Party Data/Peer Group” section below.

Elements of Our Executive Compensation Program

Compensation for our Named Executive Officers currently consists of three principal elements that are designed to achieve our compensation objectives and reward performance in a simple and straightforward manner: base salaries, annual incentive bonus awards, and long-term equity awards. The purpose and key characteristics of each of these elements are summarized below.

Base Salary

Purpose	Key Characteristics

•  Provides a fixed level of compensation for performing the essential day-to-day elements of the job

•  Reflects each Named Executive Officer’s qualifications, experience, and responsibilities compared to executives at similar companies

•  Gives executives a degree of certainty in light of having a majority of their compensation at risk

•  Compensation Committee determines base salary levels for Named Executive Officers other than our CEO, and makes recommendations to the Board in the case of our CEO

•  For Named Executive Officers other than our CEO, typically determined after considering the evaluations and recommendations made by our CEO, who applies his own judgment in making recommendations after reviewing our performance, the performance of each Named Executive Officer against corporate and individual performance goals, the executive’s career with the Company, the amounts of current and long-term compensation, market data from our peer group and special circumstances such as strategic alliances or acquisitions

Annual Incentive Bonus Awards (Cash)

Purpose	Key Characteristics

•  Provides an incentive to executives to achieve both financial operating goals and individual performance goals that are designed to help accomplish our strategic plan, which include financial and non-financial objectives

•  Target amounts generally established shortly after the start of each fiscal year, and, consistent with our pay-for-performance approach

•  In no event will any Named Executive Officer receive more than 200% of his or her annual incentive bonus target

•  Corporate performance goals generally consist of Board-approved revenue and non-GAAP EPS targets

•  Executive officers are eligible for annual incentive bonus awards only after NetScout meets or exceeds a threshold profitability target (non-GAAP EPS), except for Mr. Downing, our Executive Vice President, Worldwide Sales Operations, with respect to the portion of his short-term cash incentive compensation that consists of sales commissions

Purpose	Key Characteristics

•  If NetScout meets or exceeds the threshold non-GAAP EPS target, executive officers’ annual incentive bonus awards are then determined based on attainment of individual performance goals, contribution to the Company-wide goals, including revenue, and satisfaction of other criteria as may be determined by the Compensation Committee

•  Paid annually shortly after the end of the fiscal year to which they relate

Long-Term Equity Incentives

Purpose	Key Characteristics

•  Motivates executive officers to achieve our business objectives and manage risk by tying compensation to the performance of our common stock over the long term, which aligns the interests of management and stockholders

•  Motivates our executive officers to remain with the Company by mitigating swings in incentives during periods when market volatility affects our stock price

•  Attracts highly qualified individuals who can contribute to our success

•  Restricted stock unit awards generally vesting over four years; the ultimate value realized varies with our success as measured by our common stock price

•  Generally granted to executive officers at their appointment and then annually, depending upon performance

•  The Compensation Committee also reviews, with the use of tally sheets, previous equity grants to executive officers and considers the level of outstanding awards as a factor in its determinations

•  To further our long-term incentive goals, we have a Stock Ownership Policy for certain executive officers and directors, as described in this proxy statement under “Stock Ownership Policy”

•  In fiscal year 2021, one-third of the shares subject to the time-based RSUs granted to our Named Executive Officers were granted based on the achievement of corporate and individual performance goals for the prior fiscal year

•  Beginning in fiscal year 2022, our Named Executive Officers will receive a portion of their long-term equity incentives in the form of performance-based equity awards tied to multi-year performance metrics.

Other Compensation

Purpose	Key Characteristics

• Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers

•  Provides benefits that are common and appropriate for similarly situated executives of public companies, including health insurance and our 401(k) plan

•  Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and annual incentive bonus target) up to a $1.5 million cap; Mr. Singhal is entitled to other benefits discussed below

Executive Compensation Review and Process

General

The Compensation Committee meets at least four times annually to coincide with regularly scheduled Board meetings and usually holds several additional meetings during the year. The Compensation Committee met seven times during fiscal year 2021. Each year, the Compensation Committee reviews compensation objectives and practices in connection with the annual review and approval of executive officer compensation. The Compensation Committee exercises discretion and has ultimate authority with respect to executive compensation matters, except in the case of the compensation of the Chief Executive Officer, which is approved by the full Board after receiving a recommendation from the Compensation Committee.

Role of Senior Management

The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term stockholder value. Our Chief Executive Officer often participates in discussions and deliberations regarding the compensation of our executive officers, and he provides recommendations with respect to such executives. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and the Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration. The Chief Operating Officer has no role in determining his own compensation, other than providing the Chief Executive Officer with an assessment of his own performance. Our Chief Executive Officer is not present and does not participate in discussions or deliberations regarding his own compensation, performance, or objectives, whether at Compensation Committee or Board meetings.

Role of Compensation Consultants

In fiscal year 2021, our Compensation Committee engaged Pay Governance, an independent compensation consulting firm, to assist with peer group analysis and to collect compensation information pertaining to executive compensation matters. The Compensation Committee has determined that Pay Governance is free from conflicts of interest.

Use of Third-Party Data/Peer Group Data

The Compensation Committee determines and periodically reevaluates our peer group based on the following criteria: revenue, market capitalization, net income, number of employees, and similar industry/related technology.

The Compensation Committee considers peer group data as one of several factors when examining and making decisions about executive compensation. The Compensation Committee believes the data is helpful but considers such information as part of a range of factors in determining appropriate compensation levels. Generally, the data are used to compare the compensation of our executive officers with that of the executive officers of our peer group companies. The comparison is not intended to determine compensation in any formulaic way.

Evaluation of Executive Performance

The Compensation Committee reviews annually, over a series of meetings, the performance and compensation of each of our executive officers. The Compensation Committee takes into account our financial performance and future expectations, individual performance and experience, and overall compensation levels. The Compensation Committee has not typically assigned specific weights, formulas, or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies, except that, with respect to individual performance goals, weights are assigned to each Named Executive Officer’s individual performance goals which are considered generally as part of the Compensation Committee’s evaluation of performance. Further, the Compensation Committee does place greater emphasis on the achievement of our overall corporate financial targets in making its determinations and considers those financial targets as shared objectives for all executives.

For those individual performance goals that are capable of direct measurement, the Compensation Committee considers the percentage of goal achievement during the year, which takes into account both internal and external factors affecting the Company. For goals that are qualitative in nature or do not lend themselves to direct financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year, recognizing that the degree of achievement of qualitative criteria can still be assessed.

Establishing Performance Goals

The corporate performance goals and the individual performance goals are normally set shortly after the beginning of each fiscal year. Discussions of the next fiscal year’s goals typically begin during the fourth quarter of the current fiscal year, in conjunction with management’s development of proposed strategic and operating plans and a proposed budget for the next fiscal year. The Compensation Committee establishes goals for executive officers consistent with NetScout’s strategic plan, financial goals, and operating budget for the year. Accordingly, the Compensation Committee generally has the expectation that achievement of the established performance goals will be challenging but achievable.

With respect to corporate performance goals, the Compensation Committee establishes a threshold performance goal, which is typically a profitability (non-GAAP EPS) target, which we must achieve before full Company-wide bonus accruals are made for the fiscal year. The company typically focuses its profitability target on our publicly communicated EPS guidance for the fiscal year. In the event that revenue performance falls below guidance, the total Company-wide bonus pool will generally be reduced, to zero if necessary. In the event of over-performance with respect to profitability, either due to higher revenue, changes in product mix, decisions to reduce investment in certain areas, or unanticipated one-time events such as tax refunds, the additional funds will be allocated between the Company-wide bonus pool and stockholders in the form of increases to EPS.

In addition, the Chief Executive Officer works with each Named Executive Officer to establish individual performance goals and then presents proposed goals for each Named Executive Officer to the Compensation Committee for review and evaluation. The Compensation Committee or the Board provides advice and comments on each Named Executive Officer’s individual performance goals and approves the final goals. The Compensation Committee believes that the Chief Executive Officer should initially evaluate and report to the Compensation Committee the day-to-day performance of the executives who report to him. As such, the

Compensation Committee considers the advice of the Chief Executive Officer in making its own evaluation and assessment of such executives.

The Compensation Committee makes a determination of each executive’s compensation based on consideration of all of these factors as well as the progress made with respect to our long-term goals and strategies.

Fiscal Year 2021 Compensation Decisions

Peer Group

As one of the considerations in its deliberations on compensation matters, the Compensation Committee reviews competitive market data for executive compensation levels from a peer group of companies. While the Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity, the Compensation Committee does not use peer group data to set compensation levels at specific percentiles.

Peer companies are identified based on comparability to NetScout across a range of factors including revenue, market capitalization, net income, number of employees, and similar industry/related technology. Additional factors that have been considered in the past when selecting peer group companies have included revenue growth over one and three years and total stockholder return over one and three years. In selecting the peer group, the Compensation Committee generally targets companies with revenues ranging from approximately 0.4 to 2.5 times that of NetScout. For fiscal year 2021, our peer group was revised to exclude Akamai Technologies, Inc. based on revenue size considerations to include Box, Inc., Tenable Holdings, Inc., Forescout Technologies Inc., and Rapid7, Inc. based on their comparability in terms of revenue, market capitalization, and technology focus.

Box, Inc.	Infinera Corporation	Synchronoss Technologies, Inc.
Commvault Systems, Inc.	National Instruments Corp.	Tenable Holdings, Inc.
Extreme Networks Inc.	NETGEAR, Inc.	Verint Systems Inc.
F5 Networks, Inc.	PTC Inc.	VeriSign, Inc.
FireEye, Inc.	Rapid7, Inc.	ViaSat Inc.
Forescout Technologies, Inc.	Splunk Inc.	Viavi Solutions Inc.

For fiscal year 2022, we further revised our peer group to exclude Forescout Technologies, Inc. which was acquired by Crosspoint Capital Partners LP, and Splunk Inc. based on revenue and market capitalization considerations. For fiscal year 2022 we also included BlackBaud, Inc., SecureWorks Corp. and Calix, Inc. based on their comparability in terms of revenue, market capitalization, employees, and technology focus.

Base Salaries and Annual Incentive Bonus Target Percentages

Previously for fiscal year 2020, after reviewing Company and individual Named Executive Officer performance, as well as peer group market data, the Compensation Committee approved for each Named Executive Officer other than the Chief Executive Officer, and the Board approved for the Chief Executive Officer, effective July 1, 2019, a $25,000 increase to the base salary of each Named Executive Officer, while the dollar value of each Named Executive Officer’s annual incentive bonus target remained the same. In approving the adjustments, the Compensation Committee and the Board considered that each of our Named Executive Officers was positioned below the 25th percentile of the peer group market data both prior to and after taking the increases into account. For fiscal year 2021, in light of the uncertainty surrounding the COVID-19 pandemic, the Compensation Committee, with respect to the Named Executive Officers other than the Chief Executive Officer, and the Board, with respect to the Chief Executive Officer, determined that each Named Executive Officer’s base salary and annual incentive bonus target percentage should each remain unchanged from fiscal year 2020. In addition, the Compensation Committee determined that, with respect to each Named Executive Officer’s annual incentive bonus award, which is calculated as a percentage of base salary, in no event would any Named Executive Officer receive more than 200% of his or her annual incentive bonus target.

Named Executive Officer	FY2021 Base Salary	FY2021 Bonus Target Amount	FY2021 Sum of Base Salary plus Target Bonus
Anil K. Singhal	$525,000	$476,000	$1,001,000
Michael Szabados	$385,000	$240,012	$625,012
Jean Bua	$355,000	$220,011	$575,011
John W. Downing*	$265,000	$310,000	$575,000

*	The information presented for Mr. Downing under the “FY2021 Bonus Target” column includes an annual incentive bonus target amount and a commission target amount.

Corporate Performance Goals and Achievement

At the beginning of fiscal year 2021, the COVID-19 situation was rapidly evolving and it was not possible, with reasonable accuracy, to estimate the impact of the pandemic on future financial performance. As such, we deferred providing fiscal year 2021 guidance until there was greater visibility on the effects of the COVID-19 global pandemic. As a result for fiscal year 2021, prior to issuing guidance, the Compensation Committee established an annual non-GAAP EPS range of between 1% and 15% growth over the non-GAAP EPS of $1.57 per share for fiscal year 2020, resulting in a range of $1.58 per share to $1.81 per share. The Compensation Committee also established a non-GAAP revenue target range for fiscal year 2021 of $847.4 million to $936.6 million. For the fiscal year 2021 annual incentive bonus award, the non-GAAP EPS for fiscal year 2021 must fall within the target range for any annual incentive bonus to be paid (except for Mr. Downing, with respect to the portion of his short-term cash incentive compensation that consists of sales commissions). The Company’s share repurchase activity was reviewed and considered by the Compensation Committee in assessing whether the fiscal year 2021 non-GAAP EPS goals were met.

Despite the strong challenges presented by the COVID-19 pandemic, the Company met the non-GAAP EPS goal by delivering non-GAAP EPS of $1.70 per share, representing 8.3% year-over-year growth. The Company delivered non-GAAP revenue of $831.3 million, which was just below the low end of the non-GAAP revenue target range. This financial performance led to funding the Company-wide bonus pool at 153.5% of the target bonus opportunity. In light of the disruption caused by the COVID-19 pandemic, and in recognition of the Company’s strong overall performance in delivering solid EPS growth, while also considering the individual performance goals below, the Compensation Committee, for our Named Executive Officers other than the Chief Executive Officer, and the Board, for our Chief Executive Officer, determined that the annual incentive bonus payout for each Named Executive Officer should be between 130.5% and 145.8% of his or her annual incentive bonus target, in accordance with our pay-for-performance philosophy. The actual payout percentage for each Named Executive Officer was determined based on the Compensation Committee’s judgment after considering the attainment and weight of such Named Executive Officer’s individual performance goals.

Individual Performance Goals and Achievement

The following lists the fiscal year 2021 individual performance goals, and each goal’s associated weight for achievement calculation, for each of our Named Executive Officers. Except as provided below, the Compensation Committee determined the goals were either fully or largely achieved by each Named Executive Officer, and the Board determined the goals were largely achieved by our Chief Executive Officer, with the understanding that all Named Executive Officers also shared the corporate performance goals.

Anil Singhal, CEO

•	Goal: Achieve non-GAAP EPS between 1% and 15% year-over-year growth (resulting in a range of $1.58 per share and $1.81 per share) and non-GAAP revenue of $847.4 million to $936.6 million.

Weight: 50%

Outcome: Achieved non-GAAP EPS of $1.70, an 8% growth over fiscal year 2020, and achieved non-GAAP revenue of $831.3 million, slightly below the low end of the target range.

•	Goal: Oversee an effective, rapid response to the COVID-19 pandemic that maintains the Company’s strategic growth initiatives.

Weight: 25%

Outcome: Largely achieved an effective, rapid response to the COVID-19 pandemic that maintained the Company’s strategic growth initiatives.

•	Goal: Develop a succession plan that identifies readiness and gaps, and extend the Company’s leadership development program to additional employees

Weight: 25%

Outcome: Achieved the development of a succession plan and extended the Company’s leadership development program.

Michael Szabados (COO)

•	Goal: Achieve non-GAAP EPS between 1% and 15% year-over-year growth (resulting in a range of $1.58 per share and $1.81 per share) and non-GAAP revenue of $847.4 million to $936.6 million.

Weight: 50%

Outcome: Achieved non-GAAP EPS of $1.70, an 8% growth over fiscal year 2020, and achieved non-GAAP revenue of $831.3 million, slightly below the low end of the target range.

•	Goal: Build on the Company’s brand as “Guardians of the Connected World” through modern marketing channels to yield a pre-determined increase in brand recognition, as measured by perception studies.

Weight: 25%

Outcome: Achieved progress on building the Company’s brand as “Guardians of the Connected World” through modern marketing channels to yield a pre-determined increase in brand recognition, as measured by perception studies.

•	Goal: Operationalize the product planning and new product introduction process in order to document and train all product, engineering, and marketing managers.

Weight: 25%

Outcome: Partially operationalized the product planning and new product introduction process to document and train all product, engineering, and marketing managers.

John Downing (EVP Worldwide Sales)

•	Goal: Achieve non-GAAP EPS between 1% and 15% year-over-year growth (resulting in a range of $1.58 per share and $1.81 per share) and non-GAAP revenue of $847.4 million to $936.6 million.

Weight: 50%

Outcome: Achieved non-GAAP EPS of $1.70, an 8% growth over fiscal year 2020, and achieved non-GAAP revenue of $831.3 million, slightly below the low end of the target range.

•	Goal: Implement focused overlays to sales structure to build expertise in the sales organization with respect to the Company’s strategic growth initiatives.

Weight: 25%

Outcome: Partially implemented focused overlays to sales structure to build expertise in the sales organization with respect to the Company’s strategic growth initiatives.

•	Goal: Achieve a pre-determined amount of pipeline growth to position for higher growth targets in fiscal year 2022.

Weight: 25%

Outcome: Largely achieved the pre-determined amount of pipeline growth to position for higher growth targets in fiscal year 2022.

Jean Bua (EVP and CFO)

•	Goal: Achieve non-GAAP EPS between 1% and 15% year-over-year growth (resulting in a range of $1.58 per share and $1.81 per share) and non-GAAP revenue of $847.4 million to $936.6 million.

Weight: 50%

Outcome: Achieved non-GAAP EPS of $1.70, an 8% growth over fiscal year 2020, and achieved non-GAAP revenue of $831.3 million, slightly below the low end of the target range.

•	Goal: Develop statutory reporting and tax strategy alternatives to support the integration of product technologies between business units.

Weight: 25%

Outcome: Fully achieved the development of statutory reporting and tax strategy alternatives to support the integration of product technologies between business units.

•	Goal: Review the impact of the COVID-19 pandemic on the Company’s capital structure programs and develop appropriate capital structure forecasts and responses to the pandemic.

Weight: 25%

Outcome: Fully achieved the review of the impact of the COVID-19 pandemic on the Company’s capital structure programs and developed appropriate capital structure forecasts and responses to the pandemic

Annual Incentive Bonus Payout Amounts

In determining the annual incentive bonus target amounts for executive officers, the Compensation Committee considered our financial performance and each executive officer’s non-financial individual leadership, ongoing development and execution of our strategy, non-financial individual performance goal achievement, experience, and responsibility. The Compensation Committee considered the fact that, while the Company fell slightly below its non-GAAP revenue target range for fiscal year 2021, it still managed to deliver non-GAAP EPS growth of 8%, despite the impact of the COVID-19 pandemic. As a result of this financial performance, as well as the non-financial individual performance goal achievement discussed above, the Compensation Committee determined that Ms. Bua should receive 145.8% of her annual incentive bonus target, and that Messrs. Szabados and Downing should each receive 130.5% of their annual incentive bonus targets. The Compensation Committee also determined, and recommended to the Board, which approved the recommendation, that Mr. Singhal should receive 138.2% of his annual incentive bonus target. The total bonus amounts for all Named Executive Officers are provided in the Summary Compensation Table. In the case of

Mr. Downing, the information presented in the “Non-Equity Incentive Plan Compensation” column also includes his sales commissions.

Equity Awards

For our Named Executive Officers, one-third (as measured by number of RSUs to be granted) of the equity awards granted is awarded as a result of prior year performance against corporate and individual performance goals as also set out in last year’s proxy statement. In fiscal year 2021, performance awards were time-based and vest 25% on the first anniversary of the date of grant, with the balance vesting in equal increments annually over the following three years. Such awards will be granted based on corporate and individual performance, including whether the Company achieves a pre-established non-GAAP EPS profitability target each year with respect to that year’s grant. If the Company fails to achieve the target, the performance-related portion of that year’s RSU award will be appropriately reduced for each Named Executive Officer. The Compensation Committee and the Board will also consider the achievement of individual performance goals to determine whether this portion of the equity grant will be made to individual Named Executive Officers.

The Compensation Committee believes that the annual grants are appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Ms. Bua and Messrs. Singhal, Szabados and Downing have a significant ongoing equity stake in the Company so that each has appropriate incentives and has long-term interests that are aligned with those of our stockholders.

The fiscal year 2021 equity awards for each Named Executive Officer, including Mr. Singhal, resulted in RSUs equal to the following number of shares of our common stock pursuant to our 2019 Plan. The grant date fair value of these grants during fiscal year 2021 was approximately 15% higher than the grant date fair value of the grants in fiscal year 2020 as a result of the Compensation Committee’s assessment of fiscal year 2020 performance when determining the size of the fiscal year 2021 grants.

Named Executive Officer	RSU Grant (shares)
Anil Singhal	60,000
Michael Szabados	35,000
Jean Bua	30,000
John W. Downing	30,000

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the vice president level and above are eligible for life insurance policies that provide for three times cash compensation (salary and annual incentive bonus target) up to a $1.5 million cap with evidence of insurability, which differs from the two times salary and annual incentive bonus target and $750,000 cap available to non-sales employees and two times salary and commission and $750,000 cap available to sales employees.

We also offer a 401(k) plan that allows all U.S. employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows U.S. employees to contribute the lesser of 80% of their eligible compensation or $19,500 (or $26,000 for individuals at least 50 years of age) for calendar year 2020. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees in the U.S. are eligible to participate in the 401(k) plan on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1.5 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car. For fiscal year 2021, for the Chief Executive Officer, the information presented in the “All Other Compensation” column of the Summary Compensation Table is largely composed of tax and estate planning expenses during the fiscal year and a car lease.

The Compensation Committee believes that these types of benefits are highly effective in retaining qualified executive officers because they provide the executive officers with longer-term security and protection for the future. The Company believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and furthers the Company’s goal of retaining and rewarding highly qualified executives. The Company generally believes that all the perquisites have greater value to the executives than the cost to the Company to provide them, thus providing a return on the cost of providing such benefits.

Fiscal Year 2022 Compensation Decisions

For fiscal year 2022, the Compensation Committee reviewed Company and individual Named Executive Officer performance, as well as peer group market data. In consideration of these factors, the Compensation Committee approved for each Named Executive Officer other than the Chief Executive Officer, and the Board approved for the Chief Executive Officer, effective July 1, 2021, a 10% increase to the base salary of each Named Executive Officer. In approving the adjustments, the Compensation Committee and the Board considered that each of our Named Executive Officers was positioned below the 25th percentile of the peer group market data both prior to and after taking the increases into account. Although the dollar amount of each Named Executive Officer’s target annual incentive bonus amount will increase as a result of the increase in base salary, the annual incentive bonus target as a percentage of base salary remains unchanged for each Named Executive Officer.

Named Executive Officer	FY2021 Base Salary	FY2021 Bonus Target	FY2021 Sum of Base Salary plus Target Bonus	FY2022 Base Salary	FY2022 Bonus Target	FY2022 Sum of Base Salary and Bonus Target	Annual Total Cash Target Increase %
Anil K. Singhal	$525,000	$476,000	$1,001,000	$577,500	$523,619	$1,101,119	10.0%
Michael Szabados	$385,000	$240,012	$625,012	$423,500	$264,010	$687,510	10.0%
Jean Bua	$355,000	$220,011	$575,011	$390,500	$242,032	$632,532	10.0%
John W. Downing*	$265,000	$310,000	$575,000	$291,500	$341,012	$632,512	10.0%

*	The information presented for Mr. Downing under the “FY2022 Bonus Target Amount” column includes an annual incentive bonus target amount and a commission target amount.

The Company-wide bonus pool for fiscal year 2022 will be accumulated as a portion of net income after the profitability (non-GAAP EPS) target approved by the Compensation Committee is achieved. Named Executive Officers will not be eligible to receive their full annual incentive bonus unless the same corporate profitability target has been achieved. In the event of revenue performance below the low end of the target range approved by the Compensation Committee, the bonus pool will be reduced to meet the non-GAAP EPS target range approved by the Compensation Committee. In the event of over performance with respect to profitability, either due to higher revenue, resource allocation, changes in product mix, decisions to reduce investment in certain areas, or unanticipated one-time events such as tax refunds, the additional funds will be allocated between the Company-wide bonus pool and stockholders in the form of increases to non-GAAP EPS. In no event will any Named Executive Officer receive more than 200% of his or her annual incentive bonus target.

For fiscal year 2022, the Company’s non-GAAP EPS target for executive compensation purposes is the high end of our guidance range of between $1.71 to $1.77 per share. The Company’s non-GAAP revenue target for executive compensation purposes is the mid-point of our guidance range of between $835 million to $865 million. The Compensation Committee and the Board will take under consideration any increase to our guidance as a result of any purchases under our share repurchase program.

Following consideration of the Company-wide performance targets approved by the Compensation Committee, the Named Executive Officers’ annual incentive bonus target will be based upon the attainment of the individual performance goals discussed below and each goal’s associated weight:

Anil Singhal (CEO)

•

Achieve non-GAAP EPS at the high end of our guidance range of between $1.71 to $1.77 per share and non-GAAP revenue at the mid-point of our guidance range of between $835 million to $865 million. (50%)

•	Develop and launch a three-year strategic operating plan to advance the company’s business model. (20%)

•	Launch the “NETSCOUT Without Borders” strategy, targeting an established revenue run rate, which plan is capable of being reviewed on an annual basis. (15%)

•

Build leadership and employee support and enthusiasm for “NETSCOUT Without Borders” and for the company’s future by engaging with employees to explain our company goals and implementation plans and defining each employee’s role, as evidenced by employee surveys. (15%)

Michael Szabados (COO)

•

Achieve non-GAAP EPS at the high end of our guidance range of between $1.71 to $1.77 per share and non-GAAP revenue at the mid-point of our guidance range of between $835 million to $865 million. (50%)

•	Develop and launch a three-year strategic operating plan to advance the company’s business model. (20%)

•

Drive NetScout’s cybersecurity leadership perception in our served markets in support of the “NETSCOUT Without Borders” plan by increasing “share-of-voice” to a certain percentage and increasing enterprise security press coverage by a certain percentage. (15%)

•

Develop and launch a multi-year management development plan to support and complement our “NETSCOUT Without Borders” initiative, targeting succession planning, skills upgrading, increasing engagement and cohesion, and developing behaviors that align with company culture and values. Define “successor candidates” and deploy targeted training to identified employees, ensuring that at least 80% of employees that report directly to a Named Executive Officer completes this training in fiscal year 2022. (15%)

John Downing (EVP Worldwide Sales)

•

Achieve non-GAAP EPS at the high end of our guidance range of between $1.71 to $1.77 per share and non-GAAP revenue at the mid-point of our guidance range of between $835 million to $865 million. (50%)

•	Develop and launch a three-year strategic operating plan to advance the company’s business model. (20%)

•	Achieve certain first year sales targets of our “NETSCOUT Without Borders” three-year plan. (30%)

Jean Bua (EVP and CFO)

•

Achieve non-GAAP EPS at the high end of our guidance range of between $1.71 to $1.77 per share and non-GAAP revenue at the mid-point of our guidance range of between $835 million to $865 million. (50%)

•	Develop and launch a three-year strategic operating plan to advance the company’s business model. (20%)

•	Develop metrics for internal reporting and investor relations to measure and communicate progress of our OMNIS strategy by the end of September 2021. (15%)

•	Develop and implement a capital structure plan for the company by the end of December 2021. (15%)

Certain specific revenue and booking targets, strategic initiatives and other confidential internal metrics are not disclosed because it would be competitively harmful to do so. We will disclose certain of the specific metrics at the end of the performance period when doing so would not be competitively harmful.

Equity Awards

To further enhance our long-term equity program’s alignment with stockholders’ interests and to bring our equity-based compensation for our named executive officers closer in line with that of our peers, in fiscal year 2022 our Board approved a performance-based restricted stock unit program for our Named Executive Officers. Vesting of performance-based restricted stock units granted to our Named Executive Officers pursuant to this program will be based on the total shareholder return of the Company relative to the total shareholder return of the Russell 2000 index over a three-year performance period.

With the addition of the performance-based restricted stock unit program, the fiscal year 2022 equity awards for each Named Executive Officer resulted in RSUs equal to the following number of shares of our common stock pursuant to our 2019 Plan.

Named Executive Officer	Time-based RSU Grant (shares)	Performance-Based RSU Grant (shares)	Total RSU Grant (shares)
Anil Singhal	54,000	36,000	90,000
Michael Szabados	31,500	21,000	52,500
Jean Bua	27,000	18,000	45,000
John W. Downing	27,000	18,000	45,000

The Compensation Committee believes that the annual grants of both time-based restricted stock units and performance-based restricted stock units are appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. Additionally, the Compensation Committee and the Board believe that incorporating an equity component based on performance is responsive to feedback received from our stakeholders during our engagement process and the Company’s ongoing practice of, and commitment to, rewarding long-term performance.

Post-Termination Compensation

Mr. Singhal’s 2007 employment agreement provides that if any of the following three events occur (1) NetScout terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2) Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of NetScout, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,208 per month for a period of seven years. If Mr. Singhal terminates his employment with NetScout for any reason prior to the consummation of a sale of NetScout, he is entitled to such lump sum payment for seven years. Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits, including health and dental benefits, are fully vested, and we have projected its future payments for this unfunded obligation at approximately $2.0 million in the aggregate.

In May 2012, NetScout entered into amended and restated severance agreements with its Named Executive Officers, other than its Chief Executive Officer. These agreements are intended to help NetScout retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of NetScout without distraction. For each of the Named Executive Officers, other than the Chief Executive Officer, the amended and restated severance agreements provide certain payments in the event that such executive officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of NetScout (as defined in the applicable agreement) or within one year thereafter. In such event, such executive officer will receive 12 months of his or her then current salary, and, if such termination occurs after a change of control, such executive officer will also receive a prorated amount of his or her annual incentive bonus target, based on the months elapsed in such year that in any event will not be less than 50% of his or her annual incentive bonus target and accelerated vesting of any outstanding unvested equity awards under the 2007 Plan and the 2019 Plan, or any successors thereto, that would have vested or become exercisable within one year of such termination.

With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control, such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions.

Each of the amended and restated severance agreements listed above contain a one-year initial term with one year automatic renewal terms unless NetScout or the respective executive officer elects not to renew the agreement.

The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by NetScout or materially breached any of the executive officer’s agreements with NetScout.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Management of Risk

Following review and discussion, the Compensation Committee believes that any risks arising from our compensation policies and practices for our employees will not have a material adverse effect on NetScout. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The considerations which led the Compensation Committee to this conclusion include the following:

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We provide executives with a reasonable base salary. We believe these base salary levels mitigate risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics.

•

We use a mixture of compensation elements that is intended to discourage short-term risk taking. Further, the executive team overall has a long tenure and significant experience, enabling it to deal with business cycles.

•

Short-term incentives in the form of annual incentive bonus payouts are generally established at 100% of the target amount, unless the Compensation Committee or the Board determines that extraordinary performance warrants a higher payout, a process that the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks.

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Equity incentive awards are generally granted annually and generally vest over three or four years, so executives have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term. As noted, there are Stock Holding Guidelines designed to reinforce that long-term view.

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We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward risk-taking. The Compensation Committee retains discretion to adjust compensation based on adherence to our values and compliance with programs, among other things.

Report of Compensation Committee of the Board of Directors2

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. This report is provided by the following independent directors, who comprise the Compensation Committee:

Vivian Vitale, Chair

Robert E. Donahue

John R. Egan

Alfred Grasso

Christopher Perretta

[2]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

None of Ms. Vitale or Messrs. Donahue, Egan, Grasso, or Perretta was, during the past fiscal year, an officer or employee of NetScout or any of our subsidiaries, was formerly an officer of NetScout or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

We have a written policy with respect to “Related Persons Transactions.” Except as specifically provided below, all “Related Person Transactions” require approval or ratification by either our Audit Committee (provided that the transaction involves terms comparable to terms that could be obtained in an arms-length dealing with unrelated third parties), the majority of disinterested members of our Board, or, in the case of transactions that involve compensation, our Compensation Committee or our Board. Like other Company policies, our Policy with respect to Related Person Transactions is managed on a day to day basis by our management team, including our General Counsel, and to the extent necessary, related matters are discussed with our Board (or a committee thereof) or our outside counsel.

For NetScout, a “Related Person Transaction” is broadly defined as any transaction between NetScout and any Related Person (as defined below), including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. A Related Party Transaction will require disclosure to our Audit Committee but will not require Audit Committee approval if (i) such transaction is available to all of our employees generally, (ii) if such transaction, when aggregated with any other similar transactions with such person during such fiscal year, involves less than $5,000 or (iii) such transaction is an ordinary course, commercial transaction with an entity in which a Related Person serves as an officer or director and such transaction is the result of arms-length negotiation not involving such Related Person.

A “Related Person” means:

i.	a director or executive officer of NetScout, as well as any nominee for director proposed to be elected at the next annual meeting of stockholders;

ii.	a stockholder owning in excess of five percent of NetScout (or its controlled affiliates);

iii.	an immediate family member of the persons listed in i and ii above (“immediate family” as defined under Item 404 of Regulation S-K under the Securities Exchange Act of 1934); or

iv.	an entity which someone listed in i, ii, or iii above has more than a 10% ownership interest or control of such entity.

Our Board has determined that our Audit Committee is generally best suited to review and approve Related Person Transactions. If Audit Committee approval is not practicable (because, for example, it involves terms that are not comparable to terms that could be obtained from an arms-length dealing with an unrelated third parties or because of logistical difficulties), or if a transaction involves compensation, such approval may be obtained as provided above. Such Related Person Transactions may be presented for approval or preliminarily entered into by our management subject to ratification by the applicable committee or our Board, provided that if ratification does not occur, our management is obliged to take all reasonable efforts to cancel or annul such transaction.

In determining whether or not to approve a Related Person Transaction, the applicable committee or our Board will also consider whether such transaction would affect the status of a member of our Board as an “independent director” as promulgated by the SEC, the Financial Industry Regulatory Authority, any exchange upon which our securities are traded, or any governmental or regulatory body exercising authority over us. If the result of any such Related Person Transaction is that a majority of our Board would no longer be deemed to be “independent directors” then such transaction will not be approved. Other than as described under “Employment and Other Agreements” and “Post Termination Compensation” above, the Company is not party to any Related Person Transactions with respect to the fiscal year ended March 31, 2021, and no such transactions currently exist or are contemplated.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2021 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2021.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2021 and March 31, 2020:

Audit Fees

Fees for audit services were approximately $2,362,952 and $2,525,012 for the fiscal years ended March 31, 2021 and March 31, 2020, respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services were approximately $294,000 and $386,350 for the fiscal years ended March 31, 2021 and March 31, 2020, respectively, including fees associated with services related to review of accounting for significant transactions.

Tax Fees

Total fees for tax services were approximately $152,616 and $117,861 for the fiscal years ended March 31, 2021 and March 31, 2020, respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $2,756 and $2,700 for the fiscal years ended March 31, 2021 and March 31, 2020, respectively, consisting of fees related to research and compliance tools.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. All of the services provided by PricewaterhouseCoopers LLP during fiscal year 2021 were pre-approved in accordance with this policy. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2021 and 2020 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2021 and 2020 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.

A number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written or oral request to the Company to our principal executive offices, 310 Littleton Road, Westford, Massachusetts 01886, Attn: Investor Relations, telephone: (979) 614-4000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

Our proxy statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended March 31, 2021 are all available free of charge upon written request to: Investor Relations, 310 Littleton Road, Westford Massachusetts 01886.

APPENDIX A

GAAP vs. NON-GAAP MEASURES

We supplement the United States generally accepted accounting principles (GAAP) financial measures we report in quarterly and annual earnings announcements, investor presentations and other investor communications by reporting the following non-GAAP measures: non-GAAP total revenue, non-GAAP product revenue, non-GAAP service revenue, non-GAAP gross profit, non-GAAP income from operations, non-GAAP operating margin, non-GAAP earnings before interest and other expense, income taxes, depreciation and amortization (EBITDA) from operations, non-GAAP net income, and non-GAAP net income per share (diluted). Non-GAAP revenue (total, product and service) eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation, as well as revenue impacted by the amortization of acquired intangible assets. Non-GAAP gross profit includes the aforementioned revenue adjustments and also removes expenses related to the amortization of acquired intangible assets, share-based compensation, certain expenses relating to acquisitions including depreciation costs, compensation for post-combination services and business development and integration costs and adds back transitional service agreement income. Non-GAAP income from operations includes the aforementioned adjustments and also removes restructuring charges, intangible asset impairment charges, loss on divestiture and costs related to new accounting standard implementation. Non-GAAP EBITDA from operations includes the aforementioned items related to non-GAAP income from operations and also removes non-acquisition-related depreciation expense. Non-GAAP net income includes the foregoing adjustments related to non-GAAP income from operations, net of related income tax effects in addition to the provisional one-time impacts of the U.S. Tax Cuts and Jobs Act (TCJA) while removing transitional service agreement income and changes in contingent consideration. Non-GAAP diluted net income per share also excludes these expenses as well as the related impact of all these adjustments on the provision for income taxes.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP (revenue, gross profit, operating profit, net income (loss) and diluted net income (loss) per share), and may have limitations in that they do not reflect all our results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

Management believes these non-GAAP financial measures enhance the reader’s overall understanding of our current financial performance and our prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how we plan and measure our business. We believe that providing these non-GAAP measures affords investors a view of our operating results that may be more easily compared with our peer companies and also enables investors to consider our operating results on both a GAAP and non-GAAP basis during and following the integration period of our acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to our financial condition and results of operations.

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Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by September 8, 2021 at 11:59 P.M., ET
Online
Go to www.envisionreports.com/NTCT or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
2021 Annual Meeting Proxy Card
1234 5678 9012 345
qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3 set forth below.
1. Election of Directors:
To elect three class I directors nominated by our Board of Directors, each to serve for a three-year term or until their successors are duly elected and qualified. +
For Withhold
01—Alfred Grasso 02—Michael Szabados
For Withhold For Withhold
03—Vivian Vitale
2. To ratify the appointment of PricewaterhouseCoopers LLP as For Against Abstain NetScout’s independent registered public accounting firm for the fiscal year ended March 31, 2022.
Note: Your proxy holder will also vote on any other business properly brought before the Annual Meeting.
3. To approve, on an advisory basis, the compensation of NetScout’s For Against Abstain named executive officers as disclosed in the proxy statement in accordance with Securities and Exchange Commission rules.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
NetScout Systems, Inc. + Notice of 2021 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — September 9, 2021
Anil K. Singhal and Jean Bua, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NetScout Systems, Inc. to be held on September 9, 2021 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.
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